As filed with the Securities and Exchange Commission on January 31, 2001
                                                   Registration No. 333-________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    Form SB-2
                           REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                            SALES ONLINE DIRECT, INC.
        (Exact Name of Small Business Issuer as Specified in its Charter)


        Delaware                                                 7372                                       73-1479833
(State or other jurisdiction                         (Primary Standard Industrial               (I.R.S. Employer Identification
of incorporation or organization)                     Classification Code Number)                            Number)

                                4 Brussels Street
                               Worcester, MA 01610
                                 (508) 791-6710
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -----------------------
                            Gregory Rotman, President
                            Sales Online Direct, Inc.
                                4 Brussels Street
                               Worcester, MA 01610
                                 (508) 791-6710
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------

                                    Copy to:
                          Abba David Poliakoff, Esquire
             Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
                             233 East Redwood Street
                         Baltimore, Maryland 21202-3332
                                 (410) 576-4067

           Approximate date of commencement of proposed sale to public: From time to time after Registration Statement becomes effective.
           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

====================================================================================================================================
                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
====================================================================================================================================

 Title of Securities to be Registered      Amount to be        Proposed Maximum       Proposed Maximum     Amount of Registration
                                            Registered        Offering Price Per     Aggregate Offering            Fee
                                                                   Share (1)             Price (1)
------------------------------------------------------------------------------------------------------------------------------------

  Common Stock, par value $.001 per
  share                                  716,435 (2)(3)           $.375               $268,663                    $67.17
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (g) based on the average of the high and low price on February 5, 2001.

(2) Represents $300,000 worth of shares of common stock based on the 5 day average of the closing bid price immediately preceding February 6, 2001.

(3) The shares include any additional shares issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commissioner, acting pursuant to said Section 8(a), may determine.

                 Subject to completion, dated February 6, 2001.
PROSPECTUS
                            SALES ONLINE DIRECT, INC.
                        716,435 Shares of Common Stock



            This prospectus relates to the offer and sale by the selling shareholder identified in this prospectus, of a maximum of 716,435 shares of common stock of Sales Online Direct, Inc. The number of shares covered by this prospectus represents the number of shares equal to $300,000 worth of our common stock based on the average closing bid price for the five trading days immediately preceding February 6, 2001. The number of shares covered by this prospectus represents approximately 1% of the number of outstanding shares of our common stock.

            We are not offering to sell any of our securities. The selling shareholder may offer and sell some, all or none of the common stock covered under this prospectus. We will not receive any of the proceeds from the offer and sale of the shares.

            Shares of our common stock are currently quoted and traded on the NASD over-the-counter bulletin board under the symbol "PAID." On February 5, 2001 the last sale price of the common stock as reported on the OTC Bulletin Board was $.375 per share.

            Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 5 for certain information that should be considered by prospective shareholders.

            Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               -------------------


               The date of this Prospectus is ___________ __, 2001

           We have not authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, you should not rely on such unauthorized information or representations. Neither we nor the selling shareholder are making an offer to sell or a solicitation of any offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus. ------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY.......................................................................3
RISK FACTORS..................................................................5
DESCRIPTION OF OUR SECURITIES................................................24
REGISTRATION RIGHTS..........................................................27
SELLING SHAREHOLDERS.........................................................27
USE OF PROCEEDS..............................................................28
PLAN OF DISTRIBUTION.........................................................28
LEGAL PROCEEDINGS............................................................30
DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES..............................31
EXECUTIVE COMPENSATION.......................................................33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............34
DESCRIPTION OF BUSINESS......................................................35
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................44
DESCRIPTION OF PROPERTY......................................................50
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................50
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE.....................................................50
LEGAL MATTERS................................................................51
EXPERTS......................................................................51
WHERE YOU CAN FIND MORE INFORMATION..........................................51
FINANCIAL STATEMENTS........................................................F-1

                                     SUMMARY

           This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated in this prospectus by reference. As this is a summary, it may not contain all information that is important to you.


            As used in this prospectus, the terms "we," "us," "our" and "Sales Online" mean Sales Online Direct, Inc. and its subsidiaries (unless the context indicates another meaning), and the term "common stock" means our common stock, par value $0.001 per share.



Our Company


            Our primary business to maintain a collectibles portal, offering integrated information and services to the collectibles community, and to operate an online auction site that provides a full range of services to sellers and buyers. A portal is an internet website that enables visitors to search for and visit other related sites, access related services and obtain relevant data. The collectibles industry includes every person that collects items having either economic or sentimental value, such as antiques, sports and entertainment memorabilia, stamps, coins, figurines, dolls, collector plates, plush and die cast toys, cottage/village reproductions, other decorative or limited edition items that are intended for collecting, and other memorabilia.

            Currently, substantially all (98%) of our revenues are derived from our Rotman Auction operations. Rotman Auction is an auction house which provides a full range of services to sellers and buyers, including live online bidding of premier collectibles, consignment services, authentication of merchandise, digital photography, fulfillment of orders and the purchase and sale of authentic memorabilia. Rotman Auction also maintains a substantial inventory of memorabilia with popular and historical significance that allows customers to directly purchase the memorabilia without the competition from bidders in an auction format. Merchandise is also auctioned by Rotman Auction under consignment-type arrangements with the public where we receive a 15% fee that is paid to us from the final sale price of the merchandise.

            We also design, host and maintain client websites. We currently host approximately 15 websites, for which we have received to date minimal fees. Our software allows clients to operate online stores, set prices and sell directly to online shoppers. To attract collectors of sports memorabilia, the WWCD division website includes live sports scores, live internet chat rooms, and a full listing of stadiums and arenas with seating charts, directions, team schedules, addresses and telephone numbers of major league professional sports teams.

            In January 2000, we launched our collectibles portal under the name Collecting Exchange that contained a search engine devoted to collectibles and other information and services. Later that year we acquired the site CollectingChannel.com, an online and broadcast destination targeting consumers, dealers and manufacturers in the collecting marketplace. By combining our Collecting Exchange portal with the Collecting Channel information libraries, we have created a comprehensive collectibles site offering such services as web searching, broadcast services, appraisal and valuation information, auction site sign-ins, price guides, shopping and classified ads. The library contains over 150,000 items archived in various collecting categories. We currently are generating minimal revenue from the appraisal services on CollectingChannel.com.

           Our main web address is located at www.paid.com, which offers updated information on various aspects of our operations, as well as access to our three primary collectibles sites: www.rotmanauction.com, www.collectingexchange.com, and www.collectingchannel.com. We also maintain a website called World Wide Collectors Digest ("www.cd") at www.wwcd.com, which provides sports information, listings of stadiums and arenas, live chat rooms and other sports-related information. We own each of these websites.

           We are organized under the laws of the State of Delaware. Our executive office is located at 4 Brussels Street, Worcester, Massachusetts 01610, (508) 791-6710.

Losses and Competition.

            We have a history of significant losses and we anticipate incurring substantial operating losses and negative operating cash flow in the foreseeable future. We incurred a net loss of $3,483,974 for the nine months ended September 30, 2000 and a net loss of $2,183,049 in the year ended December 31, 1999. For the nine months ended September 30, 2000, we had an accumulated deficit of $5,691,145. See "Risk Factors," page 5.

            Additionally, the market for Internet products and services is highly competitive with low barriers to entry and we expect that competition will continue to intensify. See "Risk Factors," page 16.

Securities to be Offered

            On November 8, 2000, we entered into an Asset Purchase Agreement whereby we acquired certain assets of ChannelSpace Entertainment, Inc., a Virginia corporation ("CSEI") and Discribe, Ltd. ("Discribe"). The consideration we paid for the assets was 7,350,000 unregistered shares of our common stock that are subject to an escrow agreement and $300,000 worth of our common stock.

            We have granted registration rights to CSEI, the selling shareholder, pursuant to which we will register the shares of common stock acquired by it upon the filing of the registration statement of which this prospectus is a part. The registration statement registers 716,435 shares of common stock.

             CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS


           Some discussions in this prospectus may contain forward looking statements under the federal securities laws. We caution you to be aware of the speculative nature of "forward-looking statements". Statements that are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions, are intended to identify forward-looking statements. While these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance. Whether actual results will conform to our expectations and predicting is subject to a number of known and unknown risks and uncertainties including the risks and uncertainties contained in this prospectus; general economic market, or business conditions; the opportunities that may be presented to and pursued by us; competitive actions by other companies; changes in laws or regulations; and other circumstances many of which are beyond our control. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by applicable law, we do not intend to publish updates or revisions of any forward-looking statements we make to reflect new information, future events or otherwise.

                                  RISK FACTORS

           Before purchasing any of the shares of common stock being offered, prospective investors should carefully consider the following factors in addition to the other information contained in this prospectus or incorporated by reference into it.


Risks Relating to the Company

We have a limited operating history and have experienced development stage losses.

           Our company was formed in stages and put together as a single entity in February, 1999. Prior to that time, our company (then Securities Resolution Advisors, Inc.) was engaged in an unrelated business, and the web hosting and auction services were conducted separately by our current officers informally as entrepreneurial businesses. Accordingly, there is an extremely limited operating history upon which to base an evaluation of the company and our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks include:

o management of growth, if any (See "Our failure to manage growth could place a significant strain on our management, operational and financial resources," page 9);
o    our ability to anticipate and adapt to a developing market;
o acceptance by customers of our new portal services offered and merchandise sold at auctions (See "We have only recently introduced the collectibles portal and we are unable to guarantee that the marketplace will except our services and products," page 6);
o our ability to purchase collectibles inventory at attractive prices and to liquidate inventory rapidly (See "Our success is dependent upon our ability to purchase inventory at attractive prices and to liquidate inventory rapidly," page 10);
o    successful implementation of our global auction search engine;
o continued customer interest in the collectibles industry and demand for the types of products we list for sale (See "Our future revenues will depend upon the continued consumer interest in the collectibles industry and demand for the types of collectibles that are listed for sale," page 12);
o    dependence upon the level of hits to our sites;
o development of equal or superior Internet portals, auctions and related services by competitors;
o the ability to identify, attract, retain and motivate qualified personnel (See "Our Company's success will depend on our ability to attract and retain qualified personnel," page 10).


           To address these risks, we must, among other things, increase traffic to our websites, maintain our customer base, attract significant numbers of new customers, respond to competitive developments, implement and execute successfully our business strategy and continue to develop and upgrade our technologies and customer services. We cannot offer any assurances that we will be successful in addressing these risks.

           We incurred a net loss of $3,483,974 for the nine months ended September 30, 2000 (which includes an interest expense of $1,309,956 in connection with the sale of the 8% convertible note) and a net loss of $2,183,040 in the year ended December 31, 1999. There can be no assurance that we will be profitable in the future.

Our capital is limited and we may need additional financing to implement our business plan and continue operations.

            We require substantial working capital to fund our business. We expect that additional funds will be necessary for our company to implement its business plan. If we are unable to obtain financing in the amounts desired and on acceptable terms, or at all, we may be required to reduce significantly the scope of our presently anticipated advertising and other expenditures, which could have a material adverse effect on our growth prospects and the market price of our common stock. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. Based on our current cash position, we will need an infusion of $250,000 of additional capital by the end of February 2001 to fund our anticipated marketing costs and operating expenses.

We have only recently introduced the collectibles portal and we are unable to guarantee that the marketplace will except our services and products.

           The collectibles portal was only launched in January 2000. We meet our initial objectives with the collectibles portal by December 31, 2000. During 2001, we plan on adding new features to the website to enhance our customers' experience. These enhancements may include a broadcast and broadband video archive, a member's only area for certain archived articles and pricing data and an interactive trade show and events calendar. However, we are unable to provide any assurances that the marketplace will accept the new direction the company has taken and the services it is offering, or that we will be able to provide such services at a profit. To date, the portal has generated minimal revenue.

We expect to incur additional losses as a result of the anticipated significant increase in marketing and promotional expenses.

           We intend to expend significant financial and management resources on brand development, research site development, marketing and advertising, website development, and technology and operating infrastructure. Primarily as a result of the anticipated significant marketing and promotional expenses, we expect to incur additional losses, and such losses are expected to increase significantly from current levels. Depending upon the amount of financing that we may be able to obtain in the near term, we expect to expend a significant percentage of those funds on marketing and promotional expenses. In addition, we plan to continue to increase our operating expenses significantly in order to increase our customer base, increase the size of our staff, expand our marketing efforts to enhance our brand image, increase our visibility on other companies' high-traffic websites, increase our software development efforts, support our growing infrastructure, and acquire complementary businesses and technologies.

           Moreover, to the extent that increases in such operating expenses precede or are not subsequently followed by increased revenues, our business, results of operations and financial condition will be materially adversely affected. We cannot provide any assurances that our revenues will increase, or even continue at their current level, or that we will achieve or maintain profitability or generate positive cash flow from operations in future periods. We have made, and expect in the future to continue to make, significant investments in infrastructure and personnel in advance of levels of revenue necessary to offset such expenditures. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Our operating results are unpredictable and are expected to fluctuate in the future.

            You should not rely on the results for any period as an indication of future performance. Our operating results are unpredictable and are expected to fluctuate in the future due to a number of factors that are outside our control. These factors beyond our control include:

o our ability to significantly increase our customer base and traffic to our websites, manage our inventory mix and the mix of products offered, liquidate our inventory in a timely manner, maintain gross margins, and maintain customer satisfaction;
o   the availability and pricing of merchandise from vendors;
o   consumer confidence in encrypted transactions in the Internet environment;
o the timing, cost and availability of advertising on our websites and other entities' websites;
o   temporary popularity of some collectibles;
o   the amount and timing of costs relating to expansion of our operations;

o the announcement or introduction of new types of merchandise, service offerings or customer services by our competitors;
o   technical difficulties with respect to consumer use of our websites;
o   our ability to make acquisitions of complementary business and technologies;
o   governmental regulation by federal or local governments; and
o general economic conditions and economic conditions specific to the Internet and electronic commerce.


           As a strategic response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on our results of operations and financial condition.

We will increase our reliance on our relationships with online companies for advertising.

           Achieving our goal of successfully implementing our business and creating the collectibles portal will require increased dependence on relationships with other online companies. Our current relationships include, but are not limited to, agreements for promotional placements, sponsorship and banner advertisements. Generally, these agreements are not exclusive and do not provide for guaranteed renewal. Because substantially all of our revenues are currently derived from Rotman Auction, no single advertising relationship is material to our operations. See "Description of Business-Revenues". We will also need to expand our advertising arrangements with auction sites and other companies in the sports and collectibles arena. These website advertising arrangements will include mutual linking arrangements, such as other companies linking to our site and our site linking to the sites of those companies. This increased dependence on online advertising relationships includes the following risks:

o a competitor could purchase exclusive rights to attractive space on one or more key sites;
o it is uncertain that significant spending on these relationships will increase our revenues substantially or at all;
o the expected revenue increases resulting from such spending may not occur within the time periods that we are expecting;
o space on other websites or the same sites may increase in price or cease to be available on reasonable terms or at all;
o even if these relationships are successful, we may not be able to obtain adequate amounts of merchandise to meet the increased demand that is generated;
o online companies will be unable to deliver a sufficient number of customer visits or impressions; and
o online companies may compete with our company for limited online auction revenues.

Any termination of our arrangements with other online companies could have a material adverse effect on our business, results of operations and financial condition.

The successful operation of our business depends upon the supply of critical technology elements from other third parties, including our Internet service provider and technology licensors.

            Our operations depend on a number of third parties for Internet/telecom access, delivery services, and software services. We have limited control over these third parties and no long-term relationships with any of them. We do not own a gateway onto the Internet, but instead rely on an Internet service provider to connect our websites to the Internet. We have an Internet service provider agreement with Exodus Communications. From time to time, we have experienced temporary interruptions in our websites' connection and also our telecommunications access. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services. Our internally-developed auction software depends on an operating system, database and server software that was and also our telecommunications access. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services. Our internally-developed auction software depends on an operating system, database and server software that was developed and produced by and licensed from third parties. We have from time to time discovered errors and defects in the software from these third parties and, in part, rely on these third parties to correct these errors and defects in a timely manner. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.

We rely on third parties for our order fulfillment, and failures on the part of these third parties could harm our business.

            We use overnight courier and delivery services for substantially all of our auction products. Should these services be unable to deliver our products for a sustained time period as a result of a strike or other reason, our business, results of operations and financial condition would be adversely affected. If, due to computer systems failures or other problems related to these third-party service providers, we experience any delays in shipment, our business, results of operations and financial condition would be adversely affected.

Our success will depend, in part, on our ability to enter into distribution agreements with Web browser providers, operators of online networks and websites, software developers and computer manufacturers.

            To increase traffic for our online properties and make them more available and attractive to advertisers and consumers, we expect to have distribution agreements and informal relationships with leading Web browser providers, operators of online networks and leading Web sites, software developers and computer manufacturers. These distribution arrangements typically are not exclusive and do not extend over a significant amount of time. Potential distributors may not offer distribution of our properties and services on reasonable terms. Third parties that provide distribution typically charge fees or otherwise impose additional conditions on the listing of our online properties. Any failure to cost-effectively obtain distribution or to obtain distribution on terms that are reasonable, could have a material adverse effect on our business, results of operations, and financial condition.

Our failure to attract advertising revenue in quantities and at rates that are satisfactory to us could harm our business.

            We expect in the future to derive a portion of our net revenue from advertisements displayed on our websites. Currently, we generate minimal revenues from website advertising and our ability to achieve any substantial advertising revenue depends upon:

o   the   development   of  a  large  base  of  users   possessing   demographic
    characteristics attractive to advertisers;
o   the level of traffic on our websites;
o our ability to derive better demographic and other information from our users;
o   acceptance by advertisers of the Web as an advertising medium; and
o   our ability to transition and expand into other forms of advertising.

           No standards have yet been widely accepted for the effectiveness of Web-based advertising. Advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. Such software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. If we are unsuccessful in sustaining or increasing advertising sales levels, it could have a material adverse effect on our business, operating results and financial condition.

Our failure to manage growth could place a significant strain on our management, operational and financial resources.

           We have rapidly and significantly expanded our operations and anticipate that significant expansion of our operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Increases in the number of employees and the volume of merchandise sales have placed significant demands on our management, which currently includes only three executive officers. In order to manage the expected growth of our operations, we will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls.

           If our company's growth continues, we will experience a significant strain on our resources because of:

o the need to manage relationships with various technology licensors, advertisers, other Websites and services, Internet service providers and other third parties;
o difficulties in hiring and retaining skilled personnel necessary to support our businesses;
o   the need to train and manage a growing employee base; and
o pressures for the continued development of our financial and information management systems.

           Difficulties we may encounter in dealing successfully with the above risks could seriously harm our operations. We cannot offer any assurance that our current personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to identify, hire, train, retain, motivate and manage required personnel.

If future acquisitions are not successful, or if we are not able to structure future acquisitions in a financially efficient manner, there could be an adverse effect on our business and operations.

           If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe will help us develop and expand our business. The process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures which we cannot anticipate and may absorb significant management attention that would otherwise be available for further development of our existing business. Moreover, the anticipated benefits of any acquisition may not be realized. Any future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available to us on favorable terms or at all, and might be dilutive. Additionally, we may not be able to successfully identify, negotiate or finance future acquisitions or to integrate acquisitions with our current business.

Our company's success still depends upon the continued services of Gregory Rotman, Richard Rotman and John Martin.

           At present, our company employs 18 full-time personnel. We are substantially dependent on the continued services of members of our senior management: Gregory Rotman, our President and Chief Executive Officer; Richard Rotman, our Chief Financial Officer, Vice President, and Secretary, and John Martin, our Vice President and Chief Technical Officer. Each of these individuals has acquired specialized knowledge and skills with respect to our company and our operations. As a result, if any of these individuals were to leave our company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. We do not have a long-term employment agreements with any of our key personnel and we do not maintain any key person life insurance.

Our Company's success will depend upon our ability to abstract and retain qualified personnel.

            We believe that our future success will depend upon our ability to identify, attract, hire, train, motivate and retain other highly-skilled managerial, merchandising, engineering, technical consulting, marketing and customer service personnel. We cannot offer assurances that we will be successful in attracting, assimilating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on our business.

Our success is dependent upon our ability to purchase inventory at attractive prices and to liquidate inventory rapidly.

            Although we have shifted our focus to our collectibles site, at the present time Rotman Auction is still a distinct operating entity and is our primary source of revenue. Our Rotman Auction operations presently comprise approximately 98% of our revenues. In addition to auctioning collectibles on consignment, currently approximately 80% of the aggregate sales prices of collectibles sold at our auctions are from our own inventory. We purchase these collectibles from dealers and collectors and assume the inventory and price risks of these items until they are sold. Due to the inherently unpredictable nature of auctions, it is impossible to determine with certainty whether an item will sell for more than the price we paid. Further, because minimum opening bid prices for the merchandise listed on our websites generally are lower than our acquisition costs for such merchandise, we cannot offer any assurance that we will achieve positive gross margins on any given sale. If we are unable to resell our purchased collectibles when we want or need to, or at prices sufficient to generate a profit on their resale, or if the market value of our inventory of purchased collectibles were to decline, our operating results would be negatively affected.

Our success is dependent upon market awareness of our brand.

           We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our company will depend largely on our success in increasing our customer base. If vendors do not perceive us as an effective marketing and sales channel for their merchandise, or consumers do not perceive our company as offering an entertaining and desirable way to purchase merchandise, we may be unsuccessful in promoting and maintaining our brand. Depending upon the amount of financing that we may be able to obtain in the near term, we expect to expend a significant percentage of those funds on marketing and promotional expenses. We also intend to enter into reciprocal advertising agreements with other companies.

           Furthermore, in order to attract and retain customers and to promote and maintain our company in response to competitive pressures, we may find it necessary to increase our marketing and advertising budgets and otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. We will need to continue to devote substantial financial and other resources to increase and maintain the awareness of our online brands among website users, advertisers and e-commerce entities that we have advertising relationships with through:

o   Web  advertising  and  marketing;
o   traditional media advertising campaigns; and
o   providing a high quality user experience.

Our results of operations could be seriously harmed if our investment of financial and other resources, in an attempt to achieve or maintain a leading position in Internet commerce or to promote and maintain our brand, does not generate a corresponding increase in net revenue, or if the expense of developing and promoting our online brands becomes excessive.

Our competitors often provide Internet access or computer hardware to our customers and they could make it difficult for our customers to access our services.

           Our users must access our services through an Internet access provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider, such as America Online, or a computer or computing device manufacturer offers online services or properties that are competitive with those of our company, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because an access provider gathers information from the user in connection with the establishment of the billing relationship, an access provider may be more effective than our company in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by his or her access provider or those offered by computer or computing device manufacturers rather than the services provided by our company, our business, operating results and financial condition will be materially adversely affected.

System failures could result in interruptions in our service, which could harm our business.

           A key element of our strategy is to generate a high volume of traffic to, and use of, our websites. A portion of our revenues depend on the number of customers who use our websites to purchase merchandise. Accordingly, the satisfactory performance, reliability and availability of our websites, transaction-processing systems, network infrastructure and delivery and shipping systems are critical to our operating results, as well as our reputation and our ability to attract and retain customers and maintain adequate customer service levels.

           We periodically have experienced minor systems interruptions, including Internet disruptions. During the past year we have experienced infrequent disruptions of our web service. Some of the interruptions are due to upgrading our equipment to increase speed and reliability. During these upgrades the outages may have lasted for a few hours. On one single occasion our Sun server's motherboard had a failure. We have a service agreement with Sun, but the website was still down for approximately five hours. Any systems interruptions, including Internet disruptions, that result in the unavailability of our websites or reduced order fulfillment performance would reduce the volume of goods sold, which could harm our business. In addition to placing increased burdens on our engineering staff, these outages create a flood of user questions and complaints that need to be responded to by our personnel. Although we have been taking steps to increase the reliability and redundancy of our system, these steps are expensive, reduce our margins, and may not be successful in reducing the frequency or duration of unscheduled downtime. We cannot offer assurances that:

o we will be able to accurately project the rate or timing of increases if any, in the use of our websites;
o we will be able to timely expand and upgrade our systems and infrastructure to accommodate increases in the use of our websites;
o   we will have uninterrupted access to the Internet;
o   our users will be able to reach our Web sites;
o   communications via our Web sites will be secure;
o we or our suppliers' network will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if the customer usage of our websites increases.

Any disruption in the Internet access to our Websites or any systems failures could significantly reduce consumer demand for our services, diminish the level of traffic to our websites, impair our reputation and reduce our commerce and advertising revenue.

We do not have redundant systems, a disaster recovery plan or alternate providers with respect to our communications hardware and computer hardware.

           In June 2000, we moved all of our communications hardware and computer hardware from our leased facility in Owings Mills, Maryland to our corporate headquarters in Massachusetts. We then relocated our main servers to Exodus Communications, located 45 minutes from our corporate headquarters. Although our systems in Exodus are protected from fire, flood, power loss, telecommunication failure, break-in and similar events, our Worcester facilities are still vulnerable to these disasters. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. A substantial interruption in these systems would have a material adverse effect on our business, results of operations and financial condition.

           Despite our implementation of network security measures and firewall security, our servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to deliberately exceed the capacity of our systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our services and products and could seriously harm our business and results of operations.

Our future revenues will depend upon the continued consumer interest in the collectibles industry and demand for the types of collectibles that are listed for sale.

           We obtain some of our revenues from fees from sellers for listing products for sale on our service and fees from successfully completed auctions. Demand for collectibles is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. A decline in the popularity of, or demand for, certain collectibles or other items sold through our service could reduce the overall volume of transactions on our service, resulting in reduced revenues. In addition, certain consumer "fads" may temporarily inflate the volume of certain types of items listed on our service, placing a significant strain upon our infrastructure and transaction capacity. These trends may also cause significant fluctuations in our operating results from one quarter to the next. Any decline in demand for the goods or services offered through our collectibles portal as a result of changes in consumer trends could have a material adverse effect on our business.

There are certain provisions of Delaware law that could have anti-takeover effects.

           Certain provisions of Delaware law and our Certificate of Incorporation, as amended, and Amended and Restated Bylaws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of our incumbent officers and directors. Our
Certificate of Incorporation and Amended and Restated Bylaws do not do not provide for cumulative voting in the election of directors. Our Bylaws include advance notice requirements for the submission by stockholders of nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

           We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Section 203 could adversely affect the ability of stockholders to benefit from certain transactions which are opposed by the Board or by stockholders owning 15% of our common stock, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our success is dependent in part on our ability to obtain and maintain proprietary protection for our technologies and processes.

           Our most important intellectual property relates to the software for our web-hosting services and our research center. We do not have any patents for our designs or innovations and we may not be able to obtain copyright, patent or other protection for our proprietary technologies or for the processes developed by our employees. Legal standards relating to intellectual property rights in computer software are still developing and this area of the law is evolving with new technologies. Our intellectual property rights do not guarantee any competitive advantage and may not sufficiently protect us against competitors with similar technology.

           As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. We cannot offer assurances that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford our company little or no effective protection of its intellectual property. Because our success in part relies upon our technologies, if proper protection is not available or can be circumvented, our business may suffer.

Intellectual property infringement claims would harm our business.

           We may in the future receive notices from third parties claiming infringement by our software or other aspects of our business. Any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require us to enter into royalty and licensing agreements, which could have a material adverse effect on our business, results of operations and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable to the company or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

Our success is dependent on licensed technologies.

           We rely on a variety of technologies that we license from third parties. We license our portal and global auction search technology from Verity, Inc. Our principal web server's software is Apache, a free web server software. When we acquired the assets of CollectingChannel.com we were granted two non-terminating licenses for the proprietary software eCMS. This is the content management system primarily used by the CollectingChannel.com.

            We rely on encryption and authentication technology licensed from VeriSign through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information. We believe that a significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We cannot give assurances that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. To the extent that activities of our company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. We cannot offer assurances that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

            We cannot  make any  assurances  that these  third-party  technology licenses will continue to be available to our company on commercially reasonable terms. The loss of these licenses could have a material impact on our business. Although no single software vendor licensor provides us with irreplaceable software, the termination of a license and the need to obtain and install new software on our systems would interrupt our company's operations. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.

Our failure to successfully expand into international markets could harm our business.

           We do not currently have any overseas fulfillment or distribution facility or arrangement or any websites content localized for foreign markets. We cannot offer any assurances that we will be able to establish a global presence. In addition, there are certain risks inherent in doing business on a global level, such as:

o regulatory requirements, including regulation of auctions that may limit or prevent the offering of our services through Rotman Auction in local jurisdictions or may prohibit certain categories of goods;
o   government-imposed limitations on the public's access to the Internet;
o   higher telecommunications and Internet service provider costs;
o   seasonal reductions in business activity;
o   difficulties in protecting intellectual property rights;
o   longer  payment  cycles,   different   accounting   practices  and  problems
    collecting accounts receivable;
o   cultural nonaccceptance of online trading;
o stronger local competitors with a greater knowledge with respect to the tastes and preferences of user residing in a particular country; and
o   potentially adverse tax consequences.

           All of the above factors could adversely impact the success of any global operations. In addition, the export of certain software from the United States is subject to export restrictions as a result of the encryption technology in such software and may give rise to liability to the extent we violate such restrictions. We cannot offer assurances that we will be able to successfully market, sell and distribute our products in foreign markets or that one or more of such factors will not have a material adverse effect on our future global operations, and consequently, on our business, results of operations and financial condition.

We may be exposed to liability for content retrieved from our websites.

           We may be exposed to liability for content retrieved from our websites. Our exposure to liability from providing content on the Internet is currently uncertain. Due to third party use of information and content downloaded from our websites, we may be subject to claims relating to:

o the content and publication of various materials based on defamation, libel, negligence, personal injury and other legal theories;
o copyright, trademark or patent infringement and wrongful action due to the actions of third parties; and
o other theories based on the nature and content of online materials made available through our websites.

           Our exposure to any related liability could result in us incurring significant costs and could also be a drain on our financial and other resources. We do not maintain insurance specifically covering such claims. Liability or alleged liability could further harm our business by diverting the attention and resources of our management and by damaging our reputation in our industry and with our customers.

We are involved in litigation.

            We are currently involved in a dispute with Marc Stengel and Hannah Kramer, each of whom is a substantial shareholder of our company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Marc Stengel. Mr. Stengel and Ms. Kramer are former directors of the company. Mr. Stengel is also a former officer and employee.

           The lawsuit was initially filed against Mr. Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland. A First Amended Complaint was filed on October 11, 2000, which added the three additional defendants identified above. The First Amended Complaint seeks rescission of the transactions pursuant to which Mr. Stengel and Ms. Kramer obtained their substantial stock interests in the company, and seeks damages against Mr. Stengel and Ms. Kramer for, in both cases, misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The First Amended Complaint also seeks damages and remedies against Mr. Stengel for breach of his contractual duties as an employee of the company and for misrepresentations he made to the company while acting as an employee; these claims relate to businesses operated by Mr. Stengel in competition with our company and using our company's resources. The First Amended Complaint also seeks to recover damages from Mr. Stengel and the two corporate defendants for conversion of certain of Sales Online's assets, resources and employee services, and for unjust enrichment. Various motions and responses have been filed in connection with the First Amended Complaint. The Court has not ruled on these matters. Mr. Stengel, Whirl Wind and Silesky Marketing, Inc. have filed answers to the First Amended Complaint, and Whirl Wind has filed a counterclaim against Sales Online for conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind; the Court has not ruled on any of these claims.

           On or about June 16, 2000 Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of Sales Online, should be reinstated as such, and that the Rotmans be ordered to dismiss the Maryland action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders, discussed below. Following the results of that meeting, we moved for summary judgment and asked that the Delaware litigation be dismissed. Oral argument on this motion was presented on January 18, 2001. That motion is pending.

           On July 20, 2000, in accordance with our Amended and Restated Bylaws, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. Gregory Rotman and Richard Rotman nominated themselves, Andrew Pilaro and John Martin for election to our Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors were elected as our Board of Directors.

           A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Marc Stengel as an officer of Sales
Online, formally ratified and approved the initiation and prosecution of the Maryland action against Marc Stengel and authorized Gregory Rotman, as president and CEO to take all actions necessary to prosecute Sales Online's claims against Marc Stengel and others.

           On or about October 3, 2000, Mr. Stengel submitted to Sales Online a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Action and Maryland action discussed above. In his advancement request, Mr. Stengel claimed to have incurred approximately $96,800 in legal expenses in the Delaware 225 Action and the Maryland action through August 2000. On October 20, 2000, the Company notified Mr. Stengel that the Board of Directors had denied Mr. Stengel's advancement request.

           On or about October 24, 2000, Mr. Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that, pursuant to our Bylaws, he is entitled to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland action (the "Delaware 145 Action"). Sales Online and Mr. Stengel each moved for summary judgment in the Delaware 145 Action. A hearing on the Delaware 145 Action was held on January 2, 2001, at which time the Court of Chancery granted the Company's motion for summary judgment and denied Mr. Stengel's motion. Mr. Stengel has appealed this decision to the Delaware Supreme Court.

           On November 1, 2000, we filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Mr. Stengel and Ms. Kramer from selling, attempting to sell, or otherwise disposing of their shares of our stock pending resolution of the merits of our claim for rescission. On November 9, 2000, Mr. Stengel filed an Opposition to our Motion for a Preliminary Injunction. On November 9, 2000, Mr. Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order Sales Online to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and (ii) enjoin Sales Online from interfering with or preventing the sale of stock by Mr. Stengel in accordance with Rule 144. The District Court conducted an extensive evidentiary hearing on both motions, which concluded on January 23, 2001. The parties are in the process of briefing the issues and the Court has scheduled a final argument date for February 22, 2001.

           We cannot give any assurance with respect to the positions asserted by Sales Online in the Maryland lawsuit, and substantial costs, including attorneys fees, are being incurred in connection with this dispute.

Risks Associated With Our Industry

The market for online services is intensely competitive with low barriers to entry.

         The market for Internet products and services is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. We currently or potentially compete with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include:

o various Internet auction houses such as eBay, ONSALE, uBID, Yahoo! Auctions, First Auction (the auction site for Internet Shopping Network, a wholly-owned subsidiary of Home Shopping Network Inc.), Surplus Auction (a wholly-owned subsidiary of Egghead, Inc.), WebAuction (the auction site for MicroWarehouse, Inc.), Insight Auction (the auction site for Insight Enterprises, Inc.) and others;
o a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, Shopping Com and Cendant Corp.;

o a variety of other companies that offer merchandise similar to ours but through physical auctions and with which we compete for sources of supply; and
o other companies that have combined a variety of services under one brand in a manner similar to ours including CMGI (Alta Vista), the Walt Disney Company (The GO Network), Excite and Lycos.

           We believe that the principal competitive factors affecting our market are the ability to attract customers at favorable customer acquisition costs, operate the websites in an uninterrupted manner and with acceptable speed, provide effective customer service and obtain merchandise at satisfactory prices. We cannot offer any assurances that we can maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources.

           Current competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than the company. As a result, such competitors may be able to secure merchandise from vendors on more favorable terms than we can, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can.

           With respect to our new collectibles portal, several other companies have combined a variety of services under one brand in a manner similar to our portal, including Yahoo!, Microsoft (MSN), Excite, Lycos and CMGI (Alta Vista). Although our portal is focused specifically on the collectibles industry, we run the risk of other sites entering into this sector and there can be no assurance that we can maintain our competitive position against potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than our company. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition.

Market consolidation has created and continues to create companies that are larger and have greater resources than us.

           As the online commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions. In the recent past, there have been a number of significant acquisitions and strategic plans announced among and between companies that have divisions offering services that compete with our company, including:

o   CMGI's acquisition of 83% of AltaVista;
o Disney's acquisition of the remaining interest in Infoseek not already owned by Disney;
o   @Home Network's acquisition of Excite;
o   Yahoo!'s acquisition of GeoCities and Broadcast.com; and
o FairMarket's new alliance network comprised of Microsoft Corp., Excite@home, Ticketmaster Online and many others.

           The effects of these completed and pending acquisitions and strategic plans may have on us cannot be predicted with accuracy, but some of these companies maintain divisions that compete with us are aligned with companies that are larger or more well established than us. Even though some of the competitive services offered by these companies may comprise a small amount of their business, their potential access to greater financial, marketing and technical resources would put them in a stronger competitive position as compared to our company. In addition, these companies include television broadcasters with access to unique content and substantial marketing resources that may not be available to our company.

Our industry may be exposed to increased government regulation.

           Our company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, laws applicable to auction companies and auctioneers, and laws or regulations directly applicable to access to, or commerce on, the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, fraud, taxation, advertising, intellectual property rights and information security. Compliance with additional regulation could hinder our growth or prove to be prohibitively expensive.

           Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for our Internet auctions and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition.

           Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

           Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, because our service is available over the Internet in multiple states, and we sell to numerous consumers resident in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject our company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the our business, could have a material adverse effect on our business, results of operations and financial condition.

Risks Associated with our Common Stock

Our stock price has been and may continue to be very volatile.

            The market price of the shares of our common stock has been, and is likely to be, highly volatile. During the 12 months prior to January 24, 2001, our stock price as traded on the OTC Bulletin Board has ranged from a high of $3.24 per share to a low of $.21 per share. The variance in our share price makes it extremely difficult to forecast with any certainty the stock price at which you might be able to buy or sell your shares of our common stock. The market price for our stock could be subject to wide fluctuations in response to factors that are out of our control such as:

o   actual or anticipated variations in our results of operations,

o   announcements   of  new  products  or   technological   innovations  by  our
    competitors;

o   developments with respect to patents, copyrights or proprietary rights;

o   developments in Internet and auction regulations; and

o general conditions and trends in the Internet, collectibles and electronic commerce industries.

           The trading prices of many technology companies' stock have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuation of many Internet stocks are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. We cannot offer any assurance that these trading prices and price earnings ratios will be sustained. These broad market factors may adversely affect the market price of our common stock. These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate fluctuations, may adversely affect the market price of our common stock. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results.

We have issued options, warrants and a convertible note that could have a dilutive effect on our shareholders.

         We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. As of December 31, 2000, we had issued employee stock options to acquire 579,000 shares of our common stock, exercisable at prices ranging from $.01 to $1.625 per share, with a weighted average exercise price of approximately $.33 per share. In addition to these options, we have reserved 16,797,266 shares of common stock for issuance upon conversion of and payment of interest on our 8% convertible note and 700,000 shares issuable upon the exercise of the warrants issued in connection with the 8% convertible note.

            The note is  convertible  at a floating  rate equal to the lesser of
(1) 110% of the lowest closing bid price for the common stock for the five trading days prior to March 23, 2000, or (2) 75% of the average of the closing bid price for the common stock for the five trading days immediately preceding the conversion date. The number of shares of common stock that may ultimately be issued upon conversion is presently undeterminable and could fluctuate. If the applicable conversion price is 110% of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, which is $2.48, then the number of shares that may be issued upon conversion of the note is approximately 1,210,000 shares, subject to adjustment pursuant to stock splits, dividends or similar events. Because the registration statement was not declared effective by December 15, 2000, the applicable conversion percentage has decreased to 71% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date. (See "Risk Factors", page 21). If the convertible note would have been converted as of January 24, 2001, the applicable conversion price would have been $.357201 per share (71% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date) and the number of shares issuable upon conversion would have been approximately 8,398,633.

            It is likely that the conversion price will be a percentage of the market price, and as a result, the lower the common stock price at the time the holder converts, the more common shares the holder will receive upon conversion. Due to the conversion ratio, there is no limit on the aggregate number of shares of common stock into which the note can be converted. To the extent the holder converts a portion of the convertible note and sells its shares of common stock, the price of our stock may decrease due to the additional shares in the market. This could allow the holder to subsequently convert an additional portion of the convertible note into greater amounts of common stock, the sale of which would further decrease the stock price. Purchasers of our common stock could therefore experience substantial dilution upon conversion of the convertible note.

            The following table describes the amount of shares of our common stock into which the convertible note is convertible at various percentages of the market price as of January 24, 2001 and the percentage of our total outstanding common stock represented by conversion of the convertible note:



Percentage of Market Price      Conversion Price (based on   Number of Shares of          Percentage of our
per Shares of our Common        a conversion price that is   Common Stock Issuable        Outstanding Common Stock
Stock at January 24, 2001       71% of the market price)     upon Conversion of the 8%    Represented by the Shares
                                                             Convertible Note             of Common Stock Issuable
                                                                                          upon Conversion of the
                                                                                          Convertible Note

At $.4375 per share, market     $.3106 per share                      9,658,725                     14.95%
price
At $.3281 per share (75% of     $.2330 per share                     12,875,536                     18.98%
market price)
At $.21875 per share (50% of    $.1553 per share                     19,317,450                     26.01%
market price)
At $.1094 per share (25% of     $.0777 per share                     38,610,039                     41.26%
the market price)


          However, the note holder may only convert the convertible note to the extent the note holder's ownership interest in the company does not exceed 4.99 percent. This 4.99% limit, however, may not prevent any holder from converting all of its convertible note or exercising its warrants, because the holder can convert the convertible note or exercise warrants into 4.99% of our outstanding common stock, then to the extent it liquidates some or all of these shares, the holder can convert additional amounts of the convertible note. As a result, the 4.99% limit does not prevent the note holder from selling more than 4.99% of our common stock.

            During the terms of these securities, the holders will have the opportunity to profit from either an increase or, in the case of the convertible note, decrease in the market price of our common stock followed by a subsequent increase ,with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these securities could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.

We may have difficulty obtaining additional financing as a result of the significant number of shares that may be acquired upon conversion of the convertible note.

           The potentially significant number of shares issuable upon conversion of our 8% convertible note could make it difficult to obtain additional financing. Due to the significant number of shares of our common stock which could result from a conversion of our 8% convertible note, new investors may either decline to make an investment in our company due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the 8% convertible note. If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect of these existing financings could be perpetuated and significantly increased.

We will be penalized if we fail to register shares underlying our 8% convertible note and the warrants issued in connection with the 8% convertible note that we issued in March, 2000.

            We will incur penalties and costs under the terms of registration rights agreement and the 8% convertible note and the warrants issued in connection with the purchase of the 8% convertible note, all issued in the private placement in March, 2000, if we are unable to register the shares of common stock issuable upon the conversion of the 8% convertible note and the exercise of the warrants by December 15, 2000. The cash penalties are two percent (2%) of the purchase price ($3,000,000) of the convertible note and warrant for each thirty day period, until the registration statement is declared effective, on a pro-rated basis. Additionally, if the registration statement was not declared effective by December 15, 2000, the applicable conversion percentage will decrease by two percent (2%) each thirty day period until the registration statement is declared effective, with a floor of 50% if the registration statement is not declared effective by March 23, 2001. Because the registration statement was not declared effective by December 15, 2000, unless otherwise agreed to by the holder of the convertible note, as of January 24, we currently owe $80,000 to the holder of the convertible note and the conversion price has decreased to 71% of the average of the closing bid price for the five trading days immediately preceding January 24, 2001.

Conversion of the convertible note and exercise of the warrants and subsequent public sale of our common stock while its market price is declining may result in further decreases in the price.

            The number of shares of common stock issuable upon conversion of our convertible note will increase as the price of our common stock decreases, which may adversely affect the price of our common stock. On January 24, 2001, we had issued and outstanding $3,000,000 principal amount of an 8% convertible note. If the convertible note were converted in full on January 24, 2001, the number of shares of common stock issuable to the holder would be 8,398,633. The number of shares of common stock that may ultimately be issued upon conversion of these securities is presently indeterminable and could fluctuate significantly (See "Description of Securities"). Purchasers of common stock could therefore experience substantial dilution upon conversion of the convertible note. In addition, the significant downward pressure on the market price of our common stock could develop as the holders convert/exercise and sell material amounts of common stock which could encourage market manipulation through short sales by the holders or others, placing further downward pressure on the market price of our common stock.

Future sales of our common stock in the public market could adversely affect the price of our common stock.

            Sales of substantial amounts of common stock in the public market that are not currently freely tradable, or even the potential for such sales, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of January 24, 2001, these shares consist of:

o 18,464,456 shares of our outstanding common stock owned by Gregory Rotman and Richard Rotman, two of our executive officers and directors ("Rotman Shares");
o 18,256,956 shares of our outstanding common stock owned by two former directors, Hannah Kramer and Marc Stengel (together with the Rotman Shares, the "Affiliate Shares"). Hannah Kramer filed a Form 144 with the SEC indicating an intent to sell 400,000 shares (of which 207,500 have already been sold) and Marc Stengel filed a Form 144 with the SEC indicating an intent to sell 470,000 shares; and
o 7,350,000 shares of our common stock issued to the selling shareholder pursuant to the Asset Purchase Agreement that are subject to an escrow agreement (the "Escrow Shares");
o   approximately 579,000 shares issuable to option holders.

            Unless the Affiliate Shares and the shares issuable to option holders are further registered under the securities laws, they may not be sold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

            The Escrow Shares are subject to an escrow agreement for the purposes of complying with the Rule 144 holding period and securing certain indemnity obligations made by the selling shareholder in the acquisition documents. Additionally, until November 8, 2002, the number of Escrow Shares that may be released from the escrow in any one calendar month may not exceed ten percent (10%) of the reported aggregate monthly trading volume in our common stock.

            Future sales of our common stock in the public market could limit our ability to raise capital.

            Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for such sales, could also affect our ability to raise capital through the sale of equity securities.

The issuance of the convertible note and warrants required us to record non-cash expenses.

            As a result of the issuance of our 8% convertible note, we recorded non-cash interest expense attributable to the beneficial conversion feature and amortization of the related debt acquisition costs and the fair value of the related warrants of approximately $1,184,696 during the nine months ended September 30, 2000. From July 1, 2000 through March 23, 2002 we will record additional non-cash interest expense attributable to amortization of the related debt acquisition costs and the fair value of the related warrants of approximately $603,000.

Present management and former directors may control the election of our directors and all other matters submitted to the stockholders for approval.

           Our executive officers and directors, in the aggregate, beneficially own approximately 40% of our outstanding common stock. Additionally, Marc Stengel and Hannah Kramer, each a former director of our company, own approximately 40% of our outstanding common stock. As a result, each group, by joining forces with the holders of 10% our outstanding common stock, may be able to exercise control over all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impede a merger, consolidation, takeover or other business combination involving the company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which in turn could have an adverse effect on the market price of our common stock.

"Penny stock" regulations may impose certain restrictions on marketability of securities.

           The SEC adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction.

           Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability to sell our common stock in the secondary market.

The market for our company's securities is limited and may not provide adequate liquidity.

           Our common stock is currently traded on the OTC Bulletin Board. ("OTCBB"), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of, our securities than if the securities were traded on the Nasdaq Stock market, or another national exchange. As of January 22, 2001 the OTCBB reports that there are 16 active market makers of our common stock. Seven of the 16 market makers have accounted for approximately 82% of the trading of our common stock year to date. In order to trade shares of our common stock you must use one of these 16 market makers unless you trade your shares in a private transaction. In the 120 days prior to January 22, 2001 the actual trading volume ranged from a low of 1,200 shares of common stock to a high of 258,000 shares of common stock. Selling our shares is more difficult because small quantities of shares are bought and sold and news media coverage about us is limited. These factors result in a limited trading market for our common stock and therefore holders of our company's stock may be unable to sell shares purchased should they desire to do so.

                          DESCRIPTION OF OUR SECURITIES

           The summary of the terms of our capital stock set forth below does not purport to be complete. For a detailed, complete description, please see our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, copies of which were filed with the SEC as exhibits to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

General

           Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share.

           The transfer agent and registrar for the common stock is the Olde Monmouth Stock Transfer Company, Inc., Atlantic Heights, New Jersey.

Common Stock

            As of January 24, 2001, we had 54,963,281 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

           Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting will decide any question brought before the meeting, except when Delaware law, our certificate of incorporation, or our bylaws require a greater vote. Holders of our common stock do not have cumulative voting for the election of directors.

           Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution.

           Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

           Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities.

Shares Issued to the Selling Shareholder

           On November 8, 2000, we acquired certain assets from the selling shareholder pursuant to an Asset Purchase Agreement. The consideration we paid for the assets was 7,350,000 shares of our common stock issued to the selling shareholder pursuant to the Asset Purchase Agreement that are subject to an escrow agreement (the "Escrow Shares") and a number of shares of common stock having a value of $300,000 calculated using the average of the closing bid price of our common stock on the five trading days immediately preceding the date in which we initially file the registration statement.

           The Escrow Shares are subject to an escrow agreement for the purposes of complying with the Rule 144 holding period and securing certain indemnity obligations made by the selling shareholder in the acquisition documents. Additionally, until November 8, 2002, the number of Escrow Shares that may be released from the escrow in any one calendar month may not exceed ten percent (10%) of the reported aggregate monthly trading volume in our common stock.

8% Convertible Note

           On March 23, 2000, we issued $3,000,000 principal amount of an 8% two year convertible note pursuant to a Securities Purchase Agreement. The following is a summary of the material terms of the 8% convertible note.

           Conversion Price. The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

            The number of shares of common stock that may ultimately be issued upon conversion is presently undeterminable and could fluctuate. If the applicable conversion price is 110% of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, which is $2.48, then the number of shares that may be issued upon conversion of the note is approximately 1,210,000 shares, subject to adjustment pursuant to stock splits, dividends or similar events. If the convertible note would have been converted as of January 24, 2001, the applicable conversion price would have been $.357201 per share (71% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date -- See "Registrations Rights Agreement -- Failure to File Registration Statement") and the number of shares issuable upon conversion would have been approximately 8,398,633. Purchasers of common stock could therefore experience substantial dilution upon conversion of the convertible note.

           The convertible note includes a restriction that the convertible note is convertible by any holder only to the extent that the number of shares thereby issuable, together with the number of shares of common stock owned by such holder, but not including unconverted portions of the convertible note or unexercisable or warrants, would not exceed 4.99% of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. This 4.99% limit may not prevent any holder from converting all of its convertible note or exercising its warrants, because the holder can convert the convertible note or exercise warrants into 4.99% of our outstanding common stock, then to the extent it liquidates some or all of these shares, the result, the 4.99% limit does not prevent the note holder from selling more than 4.99% of our common stock, while never holding more than 4.99% at any one time.

           The holder of the convertible note cannot vote any of the shares of common stock it acquired upon conversion of the note in a subsequent stockholder vote to authorize or ratify the convertible note.

           Interest. The convertible note bears interest at the rate of 8% per annum. Interest is payable in quarterly installments in arrears. Interest may at the Company's option be paid in common stock, with the number of shares of common stock to be delivered in payment of the interest to be determined by dividing the amount of interest being paid by the applicable conversion price.

           Default. An "event of default" under the convertible note will occur if, among other things, we (1) fail to pay interest or principal when due or fail to timely honor any notice of conversion of the convertible note, or (2) fail to perform in any material respect an agreement or obligation, or materially breach any of our representations or warranties, under the convertible note or the Securities Purchase Agreement. Upon an event of default, the entire indebtedness and accrued interest may become immediately due and payable. The convertible note may not be prepaid without the prior written consent of the holder.

           Adjustment. The conversion price and the number of shares received upon conversion may be adjusted in the event of a stock split, stock dividend, reorganization, merger, consolidation or sale of our assets and other similar transactions.

           Effect on Common Stock. The variable conversion price of the 8% convertible note could affect the common stock as follows:

           o Reduction in Stock Price. The number of shares of common stock issuable upon conversion of the convertible note will be inversely proportional to the market price of the common stock at the dates upon which the holder of the convertible note converts the convertible note.

           o Effect of Additional Shares in Market. To the extent that the holder of the convertible note converts and then sells its common stock in accordance with the 4.99% limitation, the common stock price may decrease due to the additional shares in the market, possibly allowing the holder to convert the convertible note into greater amounts of common stock, further depressing the stock price.

           o Impact of Dilution. The additional shares issued upon conversion of the convertible note would dilute the percentage interest of each of our existing common shareholders, and this dilution would increase as more shares of common stock are issued due to the impact of the variable conversion price. Each additional issuance of shares upon conversion would increase the supply of shares in the market and, as a result, may cause the market price of our common stock to decline. The effect of this increased supply of common stock leading to a lower market price may be magnified if there are sequential conversions of the convertible note into shares of common stock. Specifically, the note holder could convert a portion of the convertible note and then sell the common stock issued upon conversion, which could result in a drop in our stock price. If the stock price were to decrease, then the note holder could convert the convertible note at a lower conversion price, and be issued a greater number of shares of common stock due to the lower conversion price. The increase in the aggregate number of shares of common stock issued upon conversion of the convertible note above what it would otherwise be could place significant downward pressure on our stock price. This downward pressure on our stock price might encourage market participants to sell our stock short, which would put further downward pressure on our stock price. On the other hand, in issuing the additional shares, we will avoid repaying a $3,000,000 debt.

Warrants Issued with Convertible Note

            In connection with the issuance of the convertible note the holder of the convertible note also was granted a five-year warrant to purchase 300,000 shares exercisable at $2.70 per share per share (120% of the lowest of the closing bid prices for the common stock for the five trading days prior to March 24, 2000). This warrant is also subject to anti-dilution protection in the event of the issuance of our common stock at a prices less than the then current price for our common stock and for stock splits, stock dividends, reorganization, merger, consolidation or sale of our assets and other similar transactions. The anti-dilution protection does not apply to shares issued to the holder of the convertible note upon conversion of the note at a price that is below the current market price of our stock.

           We also issued a five-year warrant to purchase 100,000 shares of our common stock to the Delano Group Securities, LLC for acting as the placement agent in the financing. The exercise price is $2.70 per share (120% of the lowest of the closing bid prices for the common stock for the five trading days prior to March 23, 2000). This warrant is subject to adjustment in the event of stock splits, stock dividends, reorganization, merger, consolidation or sale of our assets and other similar transactions.

           Upon exercise of all of the outstanding warrants, we will receive aggregate gross proceeds of $1,080,000.

                               REGISTRATION RIGHTS

Shelf Registration

           In the Registration Rights Agreement and Asset Purchase Agreement relating to the purchase of assets from the selling shareholder, we agreed to file with the SEC a registration statement for the resale of the shares issuable upon the filing of the registration statement and to use our best efforts to keep such registration statement effective until all of the shares have been resold or can be sold immediately without compliance with the registration requirements of the Securities Act of 1933, pursuant to Rule 144 or otherwise.

           Pursuant to the Registration Rights Agreement, we are obligated to register 716,435 shares of common stock (shares having a value of $300,000 calculated using the average of the closing bid price of our common stock on the five trading days immediately preceing the date in which we initially file the registration statement).

Indemnification

           We have agreed to indemnify the selling shareholder, and any person controlling it against certain liabilities incurred or arising out of any untrue or alleged untrue statement of a material fact contained in the registration statement of which this prospectus is a part, or any omission of a material fact that is required to be stated or necessary to make the statements contained in the registration statement not misleading, except to the extent that the untrue statements or omissions are based upon information about the selling shareholder that was furnished by the selling shareholder to us by the selling shareholder specifically for inclusion in the registration statement relied upon. The selling shareholder has agreed to indemnify us and certain related persons against certain liabilities incurred or arising out of any untrue or alleged untrue statement of a material fact contained in the registration statement of which this prospectus is a part, or any omission of a material fact that is required to be stated or necessary to make the statements contained in the registration statement not misleading, but only to the extent that the untrue statements or omissions are based upon information about the selling shareholder that was furnished by the selling shareholder to us specifically for inclusion in the registration statement.

                              SELLING SHAREHOLDER

           On  November  8, 2000,  we acquired  certain  assets of  ChannelSpace
Entertainment, Inc., a Virginia corporation ("CSEI") and Discribe, Ltd., a Canadian corporation wholly owned by CSEI. As described elsewhere herein, this prospectus covers shares of common stock will be issued to CSEI upon the filing of the registration statement.

           Under the Registration Rights Agreement, we are required to register for resale by the selling shareholders 716,435 shares of our common stock. This amount is based upon the number of shares to be issued having a value of $300,000, calculated using the average of the closing bid price of our common stock on the five trading days immediately preceding February 6, 2001 (the date on which we file the registration statement of which this prospectus is a part).

           The following table provides information as of February 5, 2001, with respect to the common stock beneficially owned by the selling shareholder.

           During the past three years, the selling shareholder has not been an officer, director or affiliate of ours, nor has it had any material relationship with us during that period.

           The 716,435 shares of common stock offered by this prospectus may be offered from time to time to the selling shareholder named below.




                                                           Maximum Number of
                                  Shares of Common          Shares Offered
                                    Stock Owned               Under This        Shares Beneficially
         Name of Selling            Beneficially             Registration           Owned After
           Shareholder            Before Offering             Statement             Offering (1)
           -----------            -------------------      -----------------    -------------------

Channel Space Entertainment, Inc. (2)  8,066,435               716,435                   7,350,000


---------------

(1) Assumes that the selling shareholder will sell all of the shares registered for sale hereby. Because the selling shareholder may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling shareholder after completion of the sale of shares hereunder.

(2)  Channel Space Entertainment, Inc. is a Virginia corporation.


                                 USE OF PROCEEDS


           The selling shareholder will receive all of the proceeds of the shares offered hereby.


                              PLAN OF DISTRIBUTION

           This prospectus relates to the offer and sale by the selling shareholder of up to 716,435 shares of common stock par value $.001 per share.

           The shares covered by this prospectus may be offered and sold from time to time by the selling shareholder. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may sell the shares being offered hereby on the OTC Bulletin Board, or otherwise, at prices and under terms then prevailing, at prices related to the then current market price, or at negotiated prices. Registration of the shares does not necessarily mean that any of the shares will be offered by the selling shareholder.

           The selling shareholder has advised us that it acquired the shares in the ordinary course of its business and at the time the selling shareholder purchased the shares it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

         Shares may be sold by one or more of the following means of distribution:

o block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
o   over-the-counter distributions in accordance with the rules of the NASD;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o   privately negotiated transactions

           We will not receive any of the proceeds from the sale of shares by the selling shareholder. We will bear all expenses of the offering, except that the selling shareholder will pay all underwriting commissions, brokerage fees and transfer taxes as well as fees of its counsel.

           In connection with distributions of the shares, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholder may also (i) sell our common stock short and redeliver the shares to close out such short positions; (ii) enter into option or other transactions with broker-dealers or other financial institutions which require the delivery thereto of the shares offered hereby, which shares such broker-dealer or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction); or (iii) pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may affect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

           In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

           In order to comply with the securities laws of certain states, the shares must be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and has been complied with.

           The rules and regulations in Regulation M under the Exchange Act provide that during the period that any person is engaged in the distribution (as defined therein) of our common stock, such person generally may not purchase shares of our common stock. The selling shareholder is subject to such regulation which may limit the timing of its purchases and sales of shares of our common stock.

           At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

           We have agreed to indemnify the selling shareholder, and any person controlling it against certain liabilities, including liabilities under the Securities Act. The selling shareholder has agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

           We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the sale of all the shares or the date on which shares may be sold without any restriction pursuant to Rule 144(k).

                                LEGAL PROCEEDINGS

           We are currently involved in a dispute with Marc Stengel and Hannah Kramer, each of whom is a substantial shareholder of our company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Marc Stengel. Mr. Stengel and Ms. Kramer are former directors of the Company. Mr. Stengel is also a former officer and employee.

            The lawsuit was initially filed against Mr. Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland. A First Amended Complaint was filed on October 11, 2000, which added the defendants other than Stengel identified above. The First Amended Complaint seeks rescission of the transactions pursuant to which Mr. Stengel and Ms. Kramer obtained their substantial stock interests in the company, and seeks damages against Mr. Stengel and Ms. Kramer, in both cases, for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The First Amended Complaint also seeks damages and remedies against Mr. Stengel for breach of his contractual duties as an employee of the company and for misrepresentations he made to the company while acting as an employee; these claims relate to businesses operated by Mr. Stengel in competition with our company and using our company's resources. The First Amended Complaint also seeks to recover damages from Mr. Stengel and the two corporate defendants for conversion of certain of our assets, resources and employee services, and for unjust enrichment. Various motions and responses have been filed in connection with the First Amended Complaint. The Court has not ruled on these matters. Mr. Stengel, Whirl Wind and Silesky Marketing, Inc. have filed answers to the First Amended Complaint, and Whirl Wind has filed a counterclaim against Sales Online for conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind; the Court has not ruled on any of these claims.

           On or about June 16, 2000, Marc Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of Sales Online, should be reinstated as such, and that Gregory Rotman and Richard Rotman be ordered to dismiss the Maryland action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders, discussed below. Following the results of that meeting, we moved for summary judgment and asked that the Delaware 225 Action be dismissed. Oral argument on this motion was presented on January 18, 2001. That motion is pending.

           On July 20, 2000, in accordance with our Amended and Restated Bylaws, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. Gregory Rotman and Richard Rotman nominated themselves, Andrew Pilaro and John Martin for election to our Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors were elected as our Board of Directors.

           A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Marc Stengel as an officer of Sales
Online, formally ratified and approved the initiation and prosecution of the Maryland action against Marc Stengel and authorized Gregory Rotman, as president and CEO to take all actions necessary to prosecute Sales Online's claims against Marc Stengel and others.

           On or about October 3, 2000, Mr. Stengel submitted to Sales Online a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Actions and the Maryland action. In his advancement request, Mr. Stengel claimed to have incurred approximately $96,800 in legal expenses in the Delaware 225 Action and the Maryland Action through August 2000. On October 20, 2000, we notified Mr. Stengel that the Board of Directors had denied Mr. Stengel's advancement request.

           On or about October 24, 2000, Mr. Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that he is entitled to pursuant to our Bylaws to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland action (the "Delaware 145 Action"). Sales Online and Mr. Stengel each moved for summary judgment in the Delaware 145 Action. A hearing on the Delaware 145 Action was held on January 2, 2001, at which time the Court of Chancery granted our motion for summary judgment and denied Mr. Stengel's motion. Mr. Stengel's has appealed this decision to the Delaware Supreme Court.

            On November 1, 2000, we filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Mr. Stengel and Ms. Kramer from selling, attempting to sell, or otherwise disposing of their shares of the Company's stock pending resolution of the merits of our claim for rescission. On November 9, 2000, Mr. Stengel filed an Opposition to our Motion for a Preliminary Injunction. On November 9, 2000, Mr. Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order Sales Online to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and (ii) enjoin Sales Online from interfering with or preventing the sale of stock by Mr. Stengel in accordance with Rule 144. The District Court conducted on extensive evidentiary hearing on both motions, which concluded on January 23, 2001. The parties are in the process of briefing the issues and the Court has scheduled a final argument date for February 22, 2001.


                 DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

           The following table sets forth certain information regarding the directors and executive officers of Sales Online:

Name                     Age          Position
----                     ---          --------
Gregory Rotman*          34           Director, Chief Executive Officer
                                      & President

Richard Rotman*          30           Director, Chief Financial Officer,
                                      Vice President, Treasurer & Secretary

John Martin              35           Director, Chief Technology Officer &
                                      Vice President

Andrew Pilaro            30           Director
----------------------
*Gregory Rotman and Richard Rotman are brothers.

           The following is a description of the current occupation and business experience for the last five years for each director and executive officer.

           Gregory P. Rotman has served as a Director and the Chief Executive Officer and President of Sales Online since February 1999. From 1995 to 1998, he served as a Partner of Teamworks, Inc., LLC , which was responsible for the design, financing and build-out of MCI National Sports Gallery.

           Richard S. Rotman has served as a Director and the Chief Financial Officer, Vice President, Treasurer and Secretary of Sales Online since February 1999. Prior to joining Sales Online, he was involved in the management and day-to-day operations of Rotman Auction, which he formed in February 1997. From 1995 until February 1997, Mr. Rotman worked for the family business, Rotman Collectibles, where he began in sales and distribution in the new product division. As the industry was changing, Rotman Collectibles began focusing on auctions as a more permanent division and during 1996, he began to create a presence on the Internet. Mr. Rotman's primary expertise is in management and daily operations. From 1994 to 1995, Mr. Rotman served as the director of an art gallery in Jackson, Wyoming, selling original artwork to high-end clientele.

           John Martin has served as a Director and the Vice President of Sales Online since September 2000, and our Chief Technology Officer since May 2000. From May 1999 until May 2000, he served as vice president-technology. From June 1997 to May 1998, Mr. Martin was an instructor at Clark University Computer Career Institute. From August 1996 to May 1999, he served as a Software Engineer with Sybase, Inc., a software development company. From prior to 1995 to August 1996, Mr. Martin was the Senior Programmer at Presidax, which manufactures barcoded labels and is a division of Avery Dennison. From prior to 1995 to May 1999, he was also a software consultant.

           Andrew Pilaro has served as a Director of Sales Online since September 2000. Since August, 1996, he has served as the Assistant to the Chairman of CAP Advisors Limited, an investment management company, with responsibility for asset management. From August, 1995 to August, 1996, Mr. Pilaro was a clerk at Fowler, Rosenau & Geary, L.P., a stock specialist firm.

Disclosure of Commission Position on Indemnification for
Securities Act Liabilities

           Article Eleven of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability: (1) for any breach of their duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

           Our Bylaws provide that, to the fullest extent permitted by Delaware General Corporation Law our directors and officers shall be indemnified, and employees and agents may be indemnified, against expenses, including attorneys' fees, judgments, fines, and settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, and agent if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.
                                      -32-

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of Sales Online pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.


                             EXECUTIVE COMPENSATION

           The following table presents the compensation paid, on a cash basis, to the Chief Executive Officer of Sales Online and those executive officers of the Company as of December 31, 1999 who received compensation in excess of $100,000.


                           Summary Compensation Table

Name and                                   Fiscal
Principal Position                        Year (1)             Salary
------------------                        --------             ------

Gregory Rotman,                            1999               $124,519
President & Chief Executive
Officer

Richard Rotman,                            1999               $126,191
Chief Financial Officer, Vice
President, Treasurer and Secretary

Marc Stengel,                              1999               $126,194
Executive Vice President

(1) Each of the named executive officers assumed their positions as of February 25, 1999.

           None of the named executive officers received, holds or exercised any options or stock appreciation rights with respect to our securities, and none of such persons was granted any awards under any long-term incentive plan of Sales Online.

           None of our directors receives any compensation from Sales Online for serving as directors


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           On February 25, 1999, we purchased all of the outstanding common stock of Internet Auction, Inc., a Massachusetts corporation ("Internet Auction"), which was wholly owned by Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer, in exchange for the issuance to these individuals of an aggregate of 36,928,912 shares, representing approximately 78.4%, of our common stock. As a result of this transaction, the principal business of Internet Auction became the business of Sales Online and Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer became directors of Sales Online. We believe that the stock for stock transaction with Internet Auction was on terms that were fair and reasonable to our company and no less favorable than could have been obtained by a third party.

           Following the transaction with Internet Auction, John Martin was granted options to purchase 471,000 shares of our common stock at an exercise price of $.01 per share, of which 177,250 are currently exercisable. We granted these options to Mr. Martin as an incentive for joining our company and leaving his position as a software engineer with Sybase, Inc., a prominent software development company. As our Chief Technology Officer, Mr. Martin has become an integral part of our company's operations and we rely very heavily on his services. See "Risk Factors," page 9.

           In September 1999, we purchased certain computer equipment, Internet research technology and coding material for a purchase price of $70,000 from Timeline, Inc., a corporation owned by Gregory Rotman and Richard Rotman. We believe that the terms of the purchase were fair and reasonable and on terms that were fair and reasonable to our company and no less favorable than could have been obtained by an unaffiliated party.

           In February 1999 prior to the transaction with Internet Auction, Rotman Productions, an entity owned by Steven Rotman, the father of Gregory Rotman and Richard Rotman, contributed an inventory of collectibles with an estimated value of $629,000 to Internet Auction. The inventory was contributed in exchange for 236 shares of Internet Auction common stock (which in the transaction converted to 220,000 shares of our common stock) and additional consideration consisting of a cash option to purchase from a third party, Universal Funding, Inc., 700,000 shares of our common stock owned by Universal Funding, Inc., at an exercise price of $.50 per share, subject to closing of the Internet Auction transaction. These options were exercised by Steven Rotman. We believe that this purchase of collectibles inventory was fair and reasonable to the company and on terms no less favorable than could have been obtained by a third party.

           On March 7, 2000, we acquired Internet Collectible Awards (www.collectiblenet.com), an internet business that polls consumers and reports on the best Internet collectibles web sites in a variety of categories. As consideration for the acquisition, we recorded accounts payable of $50,000 and issued 200,000 shares of our common stock valued at $237,500 (based on our stock price at the date of acquisition). At the time of the transaction, we believed this purchase was made from an unaffiliated third party. In the lawsuit we filed against Marc Stengel and others described above, we allege that this acquisition was an undisclosed related party transaction.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           To the knowledge of the Management of Sales Online the following table sets forth the beneficial ownership of our common stock as of January 24, 2001 of each of our directors and executives officers, and all of our directors and executive officers as a group. The address of each person named below is the address of Sales Online.

           Name and Address of             Number of Shares            % of
           Beneficial Owner               Beneficially Owned           Class
           ----------------               ------------------           -----
           Gregory Rotman                     8,309,005                15.18%
           Richard Rotman                    10,155,451                18.48%
           John Martin                          177,250 (1)               *
           Andrew Pilaro                         11,700                   *
                                             __________               ______
           All directors and
           officers as a group               18,653,406                33.83%

*   Represents less than 1%

(1) Represents currently exercisable options to purchase shares of our common stock.

           To the knowledge of Management, as of January 24, 2001, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of Sales Online, other than Gregory Rotman and Richard Rotman, set forth above and the following persons:

           Name and Address of             Number of Shares             % of
           Beneficial Owner               Beneficially Owned           Class
           ----------------               ------------------           -----
           Marc Stengel                      12,925,119                23.52%
           3743 Birch Lane
           Owings Mills, MD 21117

           Hannah Kramer                      5,331,837                 9.70%
           673 Korisa Drive
           Huntingdon Valley, PA 19006



                             DESCRIPTION OF BUSINESS

History of the Company

            After its formation on August 9, 1995 as Rose International Ltd., our company acted primarily as a non-operating holding company overseeing the operations of its subsidiaries and joint ventures.

            On June 5, 1998, the company acquired 82.02% of the issued and outstanding common stock of the Accord Group, Inc., a Delaware corporation, located in Port Washington, New York and on July 8, 1998, changed its name to Securities Resolution Advisors, Inc. ("SRAD"). Accord, through its operating subsidiary Securities Resolution Advisors, Inc., a New York corporation ("SRA"), served members of the investing community who had lost money due to the advice, lack of fiduciary responsibility or fraudulent practices of brokers and broker dealers. The acquisition was accounted for utilizing the purchase method of accounting, wherein the assets of the company were recorded at fair value and the operations of Accord have become the historical operations of the company. The company issued 8,000,000 shares common stock to three individuals in exchange for 8,000,000 shares (82.02%) of the common stock of Accord. In December 1998, as a part of a restructuring, SRA became a wholly owned subsidiary of SRAD, and the company sold Accord, which had no other assets, for $40,000.

           On February 24, 1999, the company sold its then existing business to Richard Singer, the former president of the company and a principal beneficial owner of the common stock, in exchange for 8,000,000 shares of common stock, all of which were cancelled. On February 25, 1999, the company purchased the outstanding common stock of Internet Auction, Inc., a Massachusetts corporation ("Internet Auction") principally from Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer, stockholders of Internet Auction. The purchase was in exchange for the issuance to the shareholders of Internet Auction of an aggregate of 37,368,912 shares, representing approximately 80%, of our common stock. As a result of the transaction, Internet Auction became a wholly-owned subsidiary of Sales Online, the principal shareholders of Internet Auction own approximately 80% of our issued and outstanding common stock, and the principal business of the Sales Online became the business of Internet Auction. After the transaction, the Company changed its name to Sales Online Direct, Inc.

           In accordance with the transaction agreement, after the transaction, the Internet Auction shareholders were appointed to our Board of Directors, and the previously serving directors resigned from the Board.

           The following is a description of the company's business after the transaction with Internet Auction and its evolution into its current business.

Our Business

            Our primary business is to maintain a collectibles portal, offering integrated information and services to the collectibles community, and to operate an online auction site that provides a full range of services to sellers and buyers. A portal is an Internet website that enables visitors to search for and visit other related sites, access related services and obtain relevant data. The collectibles industry includes every person that collects items having either economic or sentimental value, such as antiques, sports and entertainment memorabilia, stamps, coins, figurines, dolls, collector plates, plush and die cast toys, cottage/village reproductions and other decorative or limited edition items that are intended for collecting and other memorabilia.

            Currently, substantially all (98%) of our revenues are derived from our auction services, conducted through our Rotman Auction operation. Rotman Auction is an auction house that has provided a full range of services to sellers and buyers, including live online bidding of premier collectibles, authentication of merchandise, digital photography, fulfillment of orders and the purchase and sale of authentic memorabilia. This division also maintains a substantial inventory of memorabilia with popular and historical significance which allows customers to directly purchase the memorabilia without the competition from bidders in an auction format. We also list some of our collectibles inventory for sale at auction on eBay.com, a person-to-person auction service. Merchandise is also auctioned by Rotman Auction under consignment-type arrangements with the public where we receive a 15% fee that is paid to us from the final sale of the merchandise.

           We also design, host and maintain client websites primarily in the sports and collectibles industry. Our software allows clients to operate online stores, set prices and sell directly to online shoppers. To attract collectors of sports memorabilia, our websites include live sports scores, live internet chat rooms, and a full listing of stadiums and arenas with seating charts, directions, team schedules, addresses and telephone numbers of major league professional sports teams.

            Immediately following the transaction with Internet Auction, our mission was to offer a branded network of comprehensive shopping services to buyers and sellers of collectibles. This was accomplished through our four main business divisions: Rotman Auction, World Wide Collectors Digest (web design, web hosting and sports and collectibles information), Internet Auction (an online person-to-person auction site), and Internet Collectibles (a wholesale and retail collectibles business that maintained a substantial inventory of memorabilia). We then decided to streamline our operations, clarify our business model and focus on the creation of a multi-faceted internet collectibles marketplace. As a result, the inventory from Internet Collectibles was consolidated into our Rotman Auction operation, and, because of intense competition in the person-to-person auction market, we eventually eliminated this form of auction service.

            In order to create a comprehensive, Internet collectibles community, in January 2000 we launched a collectibles portal under the name Collecting Exchange. The Collecting Exchange contains a search engine devoted specifically to collecting, memorabilia, antiques, collectibles and other information and services. The portal searches and collects information from every collectible site on the Internet and stores it in site's database. The Collecting Exchange also contains dealer and storefront databases, stadiums and arenas information, sports events and dates, and other services and information of interest to the collecting industry. In February 2000, we launched the resource area, a place for consumers to locate websites on experts, museums, insurance, appraisers, galleries, and dealers. With the installation of the resource area, we had completed the first phase of the Collecting Exchange.

            In November 2000, we acquired the CollectingChannel.com, an online and broadcast destination targeting consumers, dealers and manufacturers in the collecting marketplace. See "Recent Acquisition," page 38. The Collecting Channel features extensive coverage of all aspects of collecting from its eight micro-channels devoted to Antiques, Entertainment, Jewelry/Gems, Stamps/Coins, Collectibles, Glass/Pottery, Toys/Dolls and Sports. By combining our Collecting Exchange portal with the Collecting Channel information libraries, we have created a comprehensive collectibles site, offering such services as web searching, broadcast services, appraisal and valuation information, auction site sign-ins, price guides, shopping and classified ads. The CollectingChannel has approximately 15,000 articles, 6,000 minutes of video, and 150,000 items in the realized pricing database archived in various collecting databases and available on the website.

           Our new combined collectibles marketplace has now evolved into a "collectibles community," which was introduced at the end of 2000. Through this community, we make available to visitors a number of service and amenities consisting primarily of (1) the collectibles portal, (2) online appraisal services and (3) a research center.

            Portal. Visitors to our new website at "www.collectingchannel.com" will be able to use the collectibles portal as a source for obtaining collectibles information to help them make informed decisions about price, authenticity and trading sites. The site is also intended to provide users with a comprehensive, one-stop shopping collectible experience, linking top collectible sites to buyers and sellers around the world to facilitate the purchase and sale of collectibles. We believe that as a result, our site not only meets the needs of the collector, but also the needs of dealers and manufacturers.

            Appraisal Services. As part of the services we make available on our site, we also offer a completely interactive and dynamic appraisal service to our customers . The appraisal area permits visitors to send us an image in order to obtain an online appraisal of their item for a fee of $19.95 per appraisal. This service enables visitors to make informed decisions regarding their purchases, and helps sellers define the prices for their goods.

            Research  Center.  Our  research  center  enables  users  to  obtain historical pricing information, view actual images, access experts on authentication and visit websites regarding the collectibles articles they are researching. Our site will allow a visitor to validate that a particular collectible item exists, and provide access to services that can authenticate that the item is genuine. Because we believe that fraudulently sold items are the largest concern facing the industry and its consumers, we have designed this site to provide visitors with the research tools to complete transactions based on the most accurate, verified material available. The research center enables users to validate the authenticity of items by researching the history of a particular item and validating the existence of that item. Further, to the extent that the user desires to validate the authenticity of that particular item, the user could trace the ownership of the item or the previous sales history. Authenticity can further be determined by searching dealer sites for similar items or communicating directly with dealers regarding the origin, price, and history of the item. Finally, by enabling the user to verify prices of that item or other similar items, the user will be able to obtain information necessary to strike a realistic bargain.

            Other Amenities. The website also includes a shopping area, which currently lists approximately 1,000 items for sale, and other amenities such as chat rooms, message boards, a classified posting area, and an information area regarding auctions. The "My Collecting" area of the website enables users to create and customize their own collecting pages, with personalized news, video, chat capability, wish lists and access to an extensive database of reference materials.

            We expect to add enhancements to our website by June 2001, which will include improvements to permit the search engine to obtain faster results with greater accuracy. We have a license agreement in place with Verity, Inc. for the software we need to improve the speed of the search engine. We also plan to add video archives and improve our selective charting of historical data for items that are researched.

            We also are working to develop a global auction search and bidding platform to provide a comprehensive, categorized and searchable index of all auction sites for a specific item, eliminating the need to search multiple auction sites. Bidders would be able to be notified about the listing of new items, have them monitored and participate on multiple auction sites simultaneously. Sellers would be able to list items across multiple sites simultaneously and will be able to better manage the selling process, working in conjunction with auction sites, through the use of the following features: auction and post-auction tracking; scheduled postings for the listing of items;

customized listing templates, inventory management and cross auction postings. We cannot yet anticipate how long it will take to implement these features.

           As set forth above, we currently generate substantially all (98%) of our revenues from Rotman Auction. We are generating minimal revenue from website hosting and the appraisal services on the CollectingChannel.com. As our structure evolves and our site becomes more popular and attracts more visitors, we expect that our revenue model will change, with increased revenues from web hosting and appraisal services, as well as earning revenue from banner advertising, product listings in our shopping area and charging membership fees for using certain aspect of the Collecting Channel. See "Business Strategy," page 39.

           Our main web address is located at www.paid.com, which offers updated information on various aspects of our operations, as well as access to our three
primary       collectibles       sites:        www.rotmanauction.com,        and
www.collectingexchange.com and www.collectingchannel.com. We also maintain a website called World Wise Collectors Digest ("WWCD") at www.wwcd.com, which provides sports information, listings of stadiums and arenas, live chat rooms and other sports-related information.

Recent Acquisition

            On November  8, 2000,  we acquired  certain  assets of  ChannelSpace
Entertainment, Inc., a Virginia corporation ("CSEI") and Discribe, Ltd., ("Discribe") a Canadian corporation wholly owned by CSEI. CSEI and Discribe are converged Internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com websites. CollectingChannel.com is an online and broadcast destination, targeting consumers, dealers, and manufacturers in the collecting marketplace. The CollectingChannel.com includes more than 15,000 articles spanning a wide range of collecting interest. The CollectingChannel.com also provides online appraisal services to educate and assist collectors interested in participating in the appraisal process.

            The consideration we paid for the acquired assets was 7,350,000 unregistered shares of our common stock and $300,000 worth of our common stock (716,435 shares) which are being registered pursuant to this prospectus. The company is currently in the process of obtaining a valuation of the 7,350,000 unregistered shares of common stock.

Industry Background

Growth of the Internet and the Web

            The Internet has emerged as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation ("IDC") has estimated that the number of Web users worldwide will grow from approximately 142 million in 1998 to approximately 502 million by the end of 2003. The growth in the number of Web users is being driven by the increasing importance of the Internet as a communications medium, an information resource, and a sales and distribution channel. The Internet has also evolved into a unique marketing channel. Unlike the traditional marketing channels, Internet retailers do not have many of the overhead costs borne by traditional retailers. The Internet offers the opportunity to create a large, geographically dispersed customer base more quickly than traditional retailers. The Internet also offers customers a broader selection of goods to purchase, provides sellers the opportunity to sell their goods more efficiently to a broader base of buyers and allows business transactions to occur at all hours.

Growth of the Collectibles and Online Auction Industries

            Sales Online serves both the collectibles and online auction industries. Collectibles Industry Report, 2000, published by Unity Marketing, a collectible industry market research firm, recently reported that the total market of collectors grew to 40 million adult collectors in 1999, up from 37 million in the previous year. Unity Marketing currently estimates that women between the ages of 35 and 64, with a median age of 51, encompass the majority of collectors. This group is projected by the U.S. Census Bureau to grow approximately 12% from 1998 to 2005. Unity Marketing expects that growth in the collectibles industry will be driven by the increased number of middle-aged female collectors and higher spending habits of the baby boom generation. The new demographics have also created a shift in interest from traditional collectibles to products that meet the demands of this generation of collectors. Collectibles Industry Report, 2000 reports that the two largest categories of collectibles, figurines and dolls, experienced a significant drop in sales. This decrease in sales suggests that collectors are satisfying their collecting passion with other type of collectibles. In 1999, collectible-type ornaments, boxes and musicals were the fastest growing product categories.

            The online auction industry is also large and rapidly growing and is expected to become a permanent player in e-commerce. The IDC, in Online
Auctions: The New E-Commerce Enabler, explained how online auctions resolve the weaknesses of traditional auctions (i.e. limited geographical coverage, a dearth of product variety, high transaction costs and information inefficiency). The Internet overcomes these issues because it can handle large quantities of data and support an infinite number of products and services. It also allows buyers and sellers to trade on a global basis.

Business Strategy

            We believe that the  collectibles  market will continue to grow as a result of increased nostalgia for memorabilia, an increase in leisure and disposable income, the desirability of owning collectibles and investor confidence that collectibles will appreciate in value. It is our view that this growth in the Internet collectibles market is dependent upon the availability of reliable authentication and grading services, authoritative information necessary to value collectibles and trading forums or venues that enable buyers and sellers of collectibles to maximize the value of their collectibles. We have therefore designed our Collecting Channel website to accommodate these concerns for collectors and auction participants.

            Our goal is to become the premier Internet collectibles site. In order to achieve this goal, we are planning steps to implement the following business strategy:

o Continue producing revenue from sales through Rotman Auction, but reducing the number of auctions held per year through Rotman Auction and increasing the amount of collectibles inventory sold on eBay in order to obtain higher profit margins;

o Increase the volume of our online appraisals through more effective and efficient advertising and promotions;

o Sell banner advertising by charging a fee for every thousand clicks per banner, with the fee varying depending on the placement of the banner (i.e., a banner on our site's homepage would cost more per 1000 hits than a banner placed throughout the site)

o Increase our web hosing services, charging a one time set up fee plus monthly maintenance fees, and an hourly fee for any design or feature enhancements we make;

o Impose annual fees for dealers and stores listing products on our shopping area;

o As the number of visitors to our site increases, impose monthly/annual membership fees.

            As we evolve into a membership based site, we intend to provide unlimited search capability and access to our realized price guides to our members only. While visitors will still be permitted limited use of our research center, extensive searches and comprehensive pricing data will be available only to those who pay our monthly/annual membership fees. For example, we may permit visitors to search data that covers only the past 30 days; however, if a visitor wanted to obtain further historical pricing information, he or she would have to join the site and pay the membership fee to access this data.

            We expect that the above approach will provide us with the ability to continue to produce revenues through our Rotman Auction operations while we begin growing our business through the Collecting Channel site. This will also provide sufficient time for our website enhancements and development and testing of the global auction search engine. During this research and development period, we expect to implement an innovative marketing and sales campaign. This campaign will focus on building our advertising and sponsorship base as well as implementing a more traditional media buying strategy.

           The business strategy described above is intended to enhance our opportunities in the collectibles market. However, there are a number of factors that may impact our plans and inhibit our success. See "Risk Factors" beginning on page 5. Therefore, we have no guarantee, and can provide no assurances, that our plans will be successful.

Marketing and Sales

            The success of the Collecting Channel is contingent upon the visibility it will receive on the Internet and the revenues generated by advertising and services. Successful branding our corporate identity and services is the key to our success.

            Our marketing will be designed to position Sales Online as the premier collectibles site on the Internet. We will target both the traditional collector as well as the new generation of collectors (as previously described in "Industry Background"). We will also target dealers, licensors, licensees, distributors and others to host collectible pavilions and other e-commerce sites and storefronts.

            Marketing Internet companies is a relatively new phenomenon. Whereas earlier Internet advertising was mostly accomplished through banner advertising, the industry is now marketing websites through a combination of online advertising and more traditional media and direct mail advertisement. We are adopting this approach in our marketing campaign.

            Our advertising to date has been limited a very selective collectibles trade magazines. We believe that by advertising in a broader scope of these magazines that we will be able to increase our exposure substantially. We will also need to expand our advertising arrangements with auction sites and other companies in the sports and collectibles arena. These website advertising arrangements will include mutual linking arrangements, such as other companies linking to our site and our site linking to the sites of those companies.

           Although we believe that this marketing strategy will attract more users to our site, we have no commitments that our marketing will be successful or our sales will increase. There are a number of factors that may impact our plans and inhibit our success. See "Risk Factors" beginning on page 5. Therefore, we have no guarantee, and can provide no assurances, that our plans will be successful.

Revenue Sources

            Following  the  transaction  with  Internet  Auction on February 25,
1999, we primarily generated revenue from sales of our purchased inventory and from fees and commissions on sales of merchandise under consignment arrangements. We charge a 15% fee for listing items on consignment. Currently, 98% of our revenues are derived from our Rotman Auction operations. Of these revenues, approximately 96% are attributable to sales of our purchased inventory and 4% are attributable to fees and commissions generated on sales of merchandise under consignment. However, we anticipate that future sources of revenue generation will include advertising revenue and service revenue, particularly through the sale of pavilion spots and referral links. Pavilion spots are company sponsorships that we will sell. These sponsorships give companies exclusive storefront rights for their collectible category. For example, if Sony were to purchase a pavilion, it would host the only area on collectingchannel.com dealing with music and music videos. In the Sony pavilion, visitors would be able to research the history of these items, the historical pricing of these collectibles, read articles and communicate with experts on authentication. Visitors would also be provided with referral links to Sony and other sites for purchase of merchandise.

            It is anticipated that referral links may also become a source of advertising income for the company. Sellers of merchandise will pay us for listing their storefronts on www.collectingchannel.com. When a site visitor requests a search for a collectible item, we will provide the visitor with a direct link to the seller's pavilion area or website, thus driving the sale. This referral link is the manner in which the seller can obtain visibility for their collectible item. In addition to pavilions and referral links, advertising revenues may also come from targeted banner advertising and general banner advertising.

            In terms of services, we currently provide web hosting and have recently added appraisal services. To date, we have generated minimal revenues from these services, but we expect that once we secure additional financing and can increase our advertising and marketing efforts, we will attract more visitors to our site that will utilize these services. As discussed in "Business Strategy," page 39, we also expect to derive revenues from membership fees charged for accessing certain aspects of the Collecting Channel and fees from stores listing merchandise in our shopping area. In addition to web hosting, we expect to increase revenues through the development and design of third party websites. We have an interactive services agreement with AOL Canada and we are trying to capitalize on that agreement by promoting our services throughout our AOL affiliate at AOL keyword: clans.

           Although we expect that this revenue model will generate increased revenue, if we are not successful in implementing this model, if the collectibles community is not accepting of the services we provide, if costs are higher than anticipated, or if revenues do not increase as rapidly as anticipated, me may not be able to achieve profitability. There are a number of factors that may impact our plans and inhibit our success. See 'Risk Factors" beginning on page 5. Therefore, we have no guarantee, and can provide no assurances, that our plans will be successful.

Competition

            The electronic commerce market is new, rapidly evolving and intensely competitive. Furthermore, we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. Our Rotman Auction operation competes with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include: (i) various Internet auction houses such as eBay, Amazon, ONSALE, uBID, Yahoo! Auctions, First Auction, Surplus Auction, WebAuction and Insight Auction; (ii) a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, Shopping.com and Cendant Corp.; and (iii) a variety of other companies that offer merchandise similar to that of our company but through physical auctions.

            In addition, several large companies sell specialty consumer products, including collectibles through interactive electronic media, including broadcast, cable and satellite television and, increasingly, the Internet. These companies include QVC, Home Shopping Network and Shop At Home. They generally have substantial financial resources and, while their current collectible offerings tend to be less focused than our collectible offerings, there can be no guarantee that they will not become significant competitors in the future.

            Because our collectibles portal structure is not a buyer or seller of collectibles, it is not in direct competition with existing collectible or online auction sites. The portal will not compete with either the giants or the small players in the collectibles auction and e-commerce industries; rather, we will work in collaboration with these companies. Further, because the research capacity of the new website will be able to validate the authenticity of collectible items by providing visitors with the research tools to complete transactions based on the most accurate, verified material available, we believe other sites will value its services. We will, however, compete for banner advertisements with other portals that offer shopping search engines, including MySimon.com, Yahoo! Shopping and IWon.com, but we believe there is not a comparable search engine catering directly to the collectible community.

            Since the launch of the collectingexchange.com website in January of 2000 we have been building a micro-portal, which is a portal specific to a particular subject. As a micro-portal we are specific to the collecting industry and provide several features and services to our consumers that are not easily available. By acquiring the assets of CSEI and Discribe, we believe we have created an extremely comprehensive and informative website for collecting on the Internet and have eliminated a strong source of competition as a search engine. However, our Rotman Auction operations will still continue to face the competition discussed above. As our model evolves and revenues increase from our other services provided on the Collecting Channel, we intend to decrease our reliance on Rotman Auction for revenues. Additionally, we may reduce the number of auctions hosted by Rotman Auction, limiting them to significant dates or events, and sell more inventory on other auction sites so we are not directly competing with those companies in the industry that are utilizing our Collecting Channel services.

            Although we believe no other site currently stores the extent of collectible information as our site, there is a substantial risk of other sites will enter into this sector. Therefore, there can be no assurance that we can maintain our competitive position against potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than us. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect the our business, results of operations and financial condition.

Intellectual Property

            Our web hosting and research center software programs are proprietary. We do not have any patents for our designs or innovations and we may not be able to obtain copyright, patent or other protection for our proprietary technologies or for the processes developed by our employees. Legal standards relating to intellectual property rights in computer software are still developing and this area of the law is evolving with new technologies. Our intellectual property rights do not guarantee any competitive advantage and may not sufficiently protect us against competitors with similar technology.

            To protect our interest in our intellectual property, we also have non-disclosure agreements with our employees and we restrict access by others to our proprietary software.

            We believe that our products and other proprietary rights do not infringe on the proprietary rights of third parties. However, we are a recent entrant in the sale of merchandise on the Internet, and there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products or other works of ours. Such an assertion may require us to enter into royalty arrangements or result in costly litigation.

            We are also dependent upon existing technology related to our operations that we license from third parties. We license our portal and global auction search technology from Verity, Inc. When we acquired the assets of the Collecting Channel we were granted two non-terminating licenses for the proprietary software eCMS. This is the content management system primarily used by www.collectingchannel.com We rely on encryption and authentication technology licensed from VeriSign through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information.

            We cannot make any assurances that these third-party technology licenses will continue to be available to the company on commercially reasonable terms. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.

            We also utilize free open-source technology in certain areas. Unlike proprietary software, open-source software has publicly available source code and can be copied, modified and distributed with minimal restrictions. Our principal web servers' software is Apache, a free web server software. We are using PHPShop for our e-commerce to provide highly customizable storefronts. In addition to PHPShop we develop a substantial portion of our websites with the language PHP.

Research and Development

            Over the past 18 months we invested approximately $350,000 into the Collecting Exchange web site for design, graphics, labor and various software components. We licensed Shopzone, an e-commerce software system, for $30,000 that will allow our merchant customers to create and manage their own storefront on the web. An additional $10,000 was paid to Breakthrough for the source code. We spent $200,000 to design and install a highly scalable, reliable and secure network/communications infrastructure to sustain our anticipated web traffic going forward. Other labor and consulting fees amounted to $250,000 for system security and integrity.

Employees

            We currently employ 18 full-time personnel. We believe that our future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

Government Regulation

            We are not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access or commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

            Our financial statements and notes thereto included elsewhere in this prospectus contain detailed information that should be referred to in conjunction with the following discussion.

Overview

            Our primary business is to maintain a collectibles portal, offering integrated information and services to the collectibles community, and to operate an online auction site that provides a full range of services to sellers and buyers. A portal is an Internet website that enables visitors to search for and visit other related sites, access related services and obtain relevant data. The collectibles industry includes every person that collects items having either economic or sentimental value, such as antiques, sports and entertainment memorabilia, stamps, coins, figurines, dolls, collector plates, plush and die cast toys, cottage/village reproductions and other decorative or limited edition items that are intended for collecting and other memorabilia.

QUARTER ENDED SEPTEMBER 30, 2000

Results of Operations

         Three Months Ended September 30, 2000

            The following discussion compares our results of operations for the three months ended September 30, 2000, with those for the three months ended September 30, 1999.

            Revenue. For the three months ended September 30, 2000 revenue was $462,000, 98% of which is attributable to sales of our own product and fees from buyers and sellers through the Rotman Auction operations. Gross sales of our own product were approximately $441,500 and gross sales of items on consignment totaled approximately $133,400, of which we received $20,000 as fees for listing the merchandise. Sales of our own product represented 77% and sales of consignment merchandise represented 23% of gross sales, but, because we only receive a fee for sales on consignment, sales of our own product represented 96% and consignment sales represented 4% of our revenue.

            This represents an increase in revenue of approximately $82,000, or 21% from the three-month period ended September 30, 1999, in which revenue was $380,000. For the three month period ended September 30, 1999, sales of our own product were approximately $357,000 and sales of items on consignment totaled approximately $156,000, of which we received approximately $23,000 as fees. For the quarter ended September 30, 1999, sales of our own product represented 70% and sales of consignment merchandise represented 30% of all sales, but sales of our own product represented 94% and consignment sales represented 6% of our revenue.

            The primary reason for the increase in revenues is that we are focused on selling higher end auction lots. Most of the our sales now consist of product owned by our company rather than consignment sales. Gross profit from product sales for the three months ended September 30, 2000 was $32,000, which represents an increase of $15,000 from the comparable quarter in 1999, in which gross profit was $17,000. The increase in gross profit is a result of the selling of higher end auction lots mentioned above. We anticipate that until our revenue model is implemented with respect to the Collecting Channel and our sites are fully operational, a substantial portion of our revenues will continue be derived from Rotman Auction, particularly sales of our own product. In the future, it is likely that we will continue to focus our Rotman Auction operations on greater sales of our own product rather than consignment sales because we expect gross margins to be higher using this model.

            Sales,  General,  and Administrative  Expenses.  Sales,  general and administrative ("SG&A") expenses for the three months ended September 30, 2000 were $825,000, compared to $665,000 for the three months ended September 30, 1999. The increase in SG&A costs includes an increase in professional fees of $52,000, which are primarily attributable to our legal activities. Marketing and advertising costs decreased by approximately $35,000 from the three months ended September 30, 1999. Marketing expenses were primarily attributable to print and online marketing and advertising programs designed to create brand awareness for our online sites. We decreased our marketing expenses in an effort to conserve our cash pending the effectiveness of this registration statement and the resolution of our pending litigation. Once we have obtained additional financing, we plan to increase our marketing and advertising and other operational expenditures to attract more visitors to our websites. See "Working Capital and Liquidity." In addition, we made investments in product development that we believe are required to remain competitive and handle increased growth. These expenses included an advanced internal order processing system, called SBT, for expediting orders and reducing labor costs. We invested substantial time in evaluating an open source storefront system, PHPShop for third party hosting. This has enabled us to reduce labor and provide a better system to our customers. These expenses were approximately $40,000.

            Interest expense. We incurred interest charges associated with the $3,000,000 convertible note and warrants during the three months ended September 30, 2000 in the amount of $147,500, while no such charges were incurred in the prior year

            Loss. We recognized a loss for the three months ended September 30, 2000 of $915,000, or ($.02) per share as compared to a loss of $739,000, or ($.02) per share for the three months September 30, 1999.

            Nine Months Ended September 30, 2000

            The following discussion compares our results of operations for the nine months ended September 30, 2000, with those for the nine months ended September 30, 1999.

           Revenue. For the nine months ended September 30, 2000 revenue was $1,008,000, 98% of which is attributable to sales of our own product and fees from buyers and sellers through the Rotman Auction operations. Gross sales of our own product were approximately $948,000 and gross sales of items on consignment totaled approximately $397,000, of which we received $60,000 as fees for listing the merchandise. Sales of our own product represented 70% and sales of consignment merchandise represented 30% of gross sales, but, because we only receive a fee for sales on consignment, sales of our own product represented 94% and sales on consignment represented 6% of our revenue.

            This represents an increase of approximately $315,000 or 45% from the nine-month period ended September 30, 1999 in which revenue was $693,000. The primary reason for the increase is that we are offering more lots during each auction and have increased the amount of the average dollars sold per lot. Gross profit for the nine months ended September 30, 2000 was $217,000 compared with $256,000 for the nine months ended September 30, 1999. The reason revenues increased and gross profit decreased for the nine months ended September 30, 2000 is due to the fact that the Company sustained a loss of $28,000 for the three months ended June 30, 2000 as a result of the Company auctioning lower margin, slower moving merchandise during the second quarter while reserving the higher margin and faster moving inventory for sale in the third and fourth quarters.

            We anticipate that until our revenue model is implemented with respect to the Collecting Channel and our sites are fully operational, a substantial portion of our revenues will continue be derived from Rotman Auction, particularly sales of our own product. In the future, it is likely that we will continue to focus our Rotman Auction operations on greater sales of our own product rather than consignment sales because we expect gross margins to be higher using this model.

            Sales, General, and Administrative Expenses. SG&A expenses during the nine months ended September 30, 2000 were $2,445,000 compared to $1,457,000 for the nine months ended September 30, 1999. The increase in SG&A costs includes an increase in professional fees of $211,000, which are primarily attributable to our legal activities, an increase in personnel related costs of

$348,000, and an increase in depreciation and amortization of $126,000. Marketing and advertising costs decreased by approximately $104,000 from the nine months ended September 30, 1999. Once we have obtained additional financing, we plan to increase our marketing and advertising and other operational expenditures to attract more visitors to our websites. See "Working Capital and Liquidity." We also incurred significant expenses relating to the closing of the Maryland office and moving of our Internet infrastructure to Massachusetts in June 2000. In addition we made significant investments in product development that we believe are required to remain competitive and handle increased growth. These expenses included an advanced internal order processing system, called SBT, for expediting orders and reducing labor costs. We invested substantial time in evaluating an open source storefront system, PHPShop for third party hosting. This has enabled us to reduce labor and provide a better system to our customers. These expenses were approximately $40,000.

            Interest expense. We incurred $310,000 of interest charges associated with the issuance of a $3,000,000 convertible note and warrants as well as a $1,000,000 one time charge associated with the beneficial conversion feature in that debt. See "Liquidity and Capital Resources" below.

            Loss. We realized a loss for the nine months ended September 30, 2000 of $3,484,000, or ($.07) per share, compared to $1,244,000, or ($.03) per share for the nine months ended September 30, 1999.


            Inflation. We believe that inflation has not had a material effect of its results of operations.

Working Capital and Liquidity

            Cash and cash equivalents were approximately $832,000 at September 30, 2000, compared to $564,000 at September 30, 1999.

            On March 23, 2000, we entered into the Securities Purchase Agreement previously discussed in the prospectus, whereby we sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. The note is convertible into common stock at a conversion price equal to the lesser of:
(1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date. Had the Augustine Fund converted the note on March 23, 2000, it would have received $4,000,000 in aggregate value of the company's common stock upon the conversion of the $3,000,000 convertible note. As a result, the intrinsic value of the beneficial conversion feature of $1,000,000 has been allocated to debt discount and additional paid-in capital. Since the debt was convertible at the date of issuance, the debt discount was charged to earnings during the quarter ended March 31, 2000.

            In connection with the Securities Purchase Agreement, we also issued warrants to the Augustine Fund, L.P. and Delano Group Securities, LLC to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date, or $2.70 per share. If the warrants are exercised in full, we will receive gross proceeds in the amount of $1,080,000. The warrants expire on March 31, 2005.

            In addition, we entered into a Registration Rights Agreement (modified on September 19, 2000), in pursuant to which we agreed to file the Registration Statement of which this prospectus is a part with the SEC by October 25, 2000 covering the common stock to be issued upon the conversion of the convertible note and stock purchase warrants. If this Registration Statement is not declared effective by the SEC on or before December 15, 2000, then, with respect to any portion of the note not previously converted into common stock, the applicable conversion percentage will decrease by two percent (2%) each thirty day period until the Registration Statement is declared effective by the SEC. If the SEC has not declared the Registration Statement effective within one year after March 23, 2000, the applicable conversion percentage shall be fifty percent (50%).

            Also, if the Registration Statement is not declared effective by the SEC on or prior to December 15, 2000, we will pay cash, as liquidating damages, for such failure. The required payment will be equal to two (2%) of the purchase price of the note and warrant for each thirty-day period, until the breach of the Registration Rights Agreement is cured.

            Although we have  increased  revenue from web hosting and technology development and reduced cost by (i) eliminating personnel and expenses related to the auctions, (ii) eliminating our expenses associated with the operations of the Maryland office by the closing of that office, and (iii) eliminating the salary that was paid to Mr. Stengel, management believes that presently we do not have sufficient cash to fund operations for the next 12 months. We are currently in discussions for obtaining additional financing to fund our operations for the next 12 months of approximately $500,000 upon the effectiveness of this registration statement, and approximately $1,500,000 upon the resolution of our pending litigation. While management believes that these discussions will result in the proposed financings, there can be no assurances that the financings will be entered into or concluded on reasonably acceptable terms. If the financings are not so completed, management will be required to find alternative sources of capital to support the company's operations. In any case, we do not expect to incur the same level of litigation costs in the long term that we have sustained in the past year. This is because of the substantial discovery and hearings conducted through December 2000 for the preliminary injunction case and the relatively short time until the trial, which is expected to be held in April 2001.

Subsequent Event

            On November 8, 2000, we acquired a substantial portion of the assets of ChannelSpace Entertainment, Inc., a Virginia corporation ("CSEI") and Discribe, Ltd., ("Discribe") a Canadian corporation wholly owned by CSEI. CSEI and Discribe are converged Internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com websites.

FISCAL YEAR ENDED DECEMBER 31, 1999

Historical Overview

            As of December  31, 1998,  the sole  business of our company was the
business  of  Securities   Resolution   Advisors,   Inc.  ("SRA"),   the  sole,
wholly-owned subsidiary, which served members of the investing community who had lost money due to fraudulent practices of brokers. In December 1998, our former management decided to discontinue the operations of that business. In February 1999, the company sold SRA to the management of SRA, in exchange for eight million shares of our common stock, with the goal of entering into the Internet business. In furtherance of that goal, on February 25, 1999, we purchased all of the outstanding stock of Internet Auction in exchange for 37,368,912 shares of our common stock. At the time the transaction was agreed upon by our then current management, the average price of our common stock was approximately $.28 per share. As a result of this transaction, Internet Auction became our wholly-owned subsidiary, and our principal business is now the business of Internet Auction, Inc.

            Prior to the transaction with Internet Auction, the business of the Company was the business conducted by SRA and the shareholders of Internet Auction conducted their business through three related companies: Internet Auction, Inc. and its Internet Collectibles division, Rotman Auction, and World Wide Collectors Digest, Inc. Prior to, and in anticipation of the transaction with Sales Online, the companies were combined and their operations were integrated into Internet Auction.

            For accounting purposes, the transaction is considered a capital transaction rather than a business combination transaction. This accounting treatment is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible asset has been recorded. Our financial statements reflect the acquisition by Internet Auction of the net assets of Sales Online and the recapitalization of Internet Auction's common stock based on the exchange rate in the merger agreement.

            The following is a discussion of our results of operations and financial condition for the year ended, and as of, December 31, 1999. These operations in the preceding fiscal year were conducted largely through Internet Auction, Inc. as a private company. Consequently, a comparison to the results of operations and financial condition of Sales Online for the year ended, and as of, December 31, 1998 is not particularly meaningful.

Results of Operations

            For the year ended December 31, 1999 we experienced rapid growth in its online traffic. To support this new level of activity, we made significant investment in personnel, infrastructure and marketing programs during the year.

            For the year ended December 31, 1999, gross merchandise sales were approximately $1,643,000 including consignment sales of approximately $790,000. Net revenues (sales of our own inventory plus commissions on consignment items) were $1,003,200, most of which is attributable to sales of our own inventory. Consignment sales for the year ended December 31, 1999 were approximately $790,000, or 48% of gross merchandise sales. In the 3rd quarter of 1999 we switched from an 80% consignment model to 20% consignment sales and now sell 80% of company-owned product.

            Costs of revenues increased to $706,488 in the year ended December 31, 1999. This increase is due to the fact that most of the revenues for 1999 were derived from sales of our own inventory rather than fee based income from consignment sales.

            Sales, general and administrative ("SG&A") expenses for the year ended December 31, 1999 were $2,459,743 (compared to $10,357 for 1998). This increase in SG&A expenses include higher personnel and related costs, consulting fees attributable to our engineering and product development.

            As a result of the significant SG&A expenses and the relatively brief period of combined operations, we experienced a net loss of $2,183,040 for the year ended December 31, 1999 or ($.05) per share.

            We believe that inflation has not had a material effect on our results of operations.

Working Capital and Liquidity

            Cash and cash equivalents were $221,213 at December 31, 1999.

            In April 1999 we assigned and surrendered options we held to acquire 500,000 shares of our own stock from a stockholder of the company, Universal Funding, Inc., for approximately $2,450,000. In March 2000, we assigned options to investors to purchase 142,500 shares of our common stock from Universal Funding, Inc. and the net proceeds we received were approximately $87,188. It is not anticipated that the proceeds received from the assignment of these options will be a significant or recurring source of capital in the future.

            On March 23, 2000, we entered into the Securities Purchase Agreement previously discussed in this prospectus, whereby we sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P.

            In connection with the Securities Purchase Agreement, we also issued warrants to the Augustine Fund, L.P. and Delano Group Securities, LLC to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date, or $2.70 per share. The warrants expire on March 31, 2005.

            Although we have increased revenue from web hosting and technology development and reduced cost by eliminating personnel and expenses related to the auctions, eliminating our expenses associated with the operations of the Maryland office by the closing of that office, and eliminating the salary that was paid to Mr. Stengel, management believes that presently we do not have sufficient cash to fund operations for the next 12 months. We are currently in discussions for obtaining additional financing to fund our operations for the next 12 months of approximately $500,000 upon the effectiveness of this registration statement, and approximately $1,500,000 upon the resolution of our pending litigation.

                             DESCRIPTION OF PROPERTY

           Our corporate headquarters are presently located at 4 Brussels Street, Worcester, Massachusetts 01610. In July, 1999, we opened a second office located at 100 Painters Mill Road in Owings Mills, Maryland 21117. We lease the Maryland office, which was the primary location of the host computers and Internet access lines. The lease is a five year lease with a monthly rent of $7,494.67. In June 2000, we moved the operations in the Maryland office up to our corporate headquarters in Worcester, Massachusetts. We pay rent on the Brussels Street, Worcester location and another office in Canton, Massachusetts in the amount of approximately $2,500 per month on a tenant-at-will basis.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           Our common stock, par value $.001 per share, began trading on August 11, 1995 and is presently traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol, "PAID".

         The following table sets forth the high and low bid prices for our common stock as reported by OTCBB for the eleven quarters ended September 30, 2000. The quotations from the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.


   2000                                          High           Low
                                                 ----           ---
   Quarter ended March 31, 2000                 2 9/16        17/32
   Quarter ended June 30, 2000                  2 7/32        21/32
   Quarter ended September 30, 2000              23/32         5/16

   1999                                          High           Low
                                                 ----           ---
   Quarter ended March 31, 1999                  2 1/2          1/4
   Quarter ended June 30, 1999                  8 3/16       1 1/16
   Quarter ended September 30, 1999             3 1/16       1 3/16
   Quarter ended December 31, 1999               1 3/8        13/32

   1998                                          High           Low
                                                 ----           ---
   Quarter ended March 31, 1998                    3/8         5/32
   Quarter ended June 30, 1998                     3/8          1/8
   Quarter ended September 30, 1998             1 3/16          3/8
   Quarter ended December 31, 1998                 7/8          1/4

            As of January 24, 2001, there were approximately 171 holders of record of our common stock.

           The Company has not previously paid cash dividends on its common stock, and intends to utilize current resources to expand the business; thus, it is not anticipated that cash dividends will be paid on our common stock in the foreseeable future


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

           On February 15, 1999. our former Board of Directors approved the appointment of Stephen P. Higgins, C.P.A. ("Higgins") as Sales Online's independent certified public accountants to provide accounting and auditing services for Sales Online for the year ended December 31, 1998 and also approved the dismissal of Guest & Company as Sales Online's independent auditors.

           Guest & Company's report on the annual financial statements of Sales Online for the prior fiscal years ending December 31, 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the years ended December 31, 1997 and 1996 and for the subsequent interim period preceding the dismissal of Guest & Company, there were no disagreements between Sales Online and Guest & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Guest & Company, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the annual financial statements of Sales Online.

           On March 28, 2000, our Board of Directors formally approved the termination of the accounting services provided by Higgins as Sales Online's independent auditors. We had previously, on March 24, 2000, engaged Wolf & Company, P.C. as Sales Online's independent certified accountants to provide accounting and auditing services for the year ended December 31, 1999.

         Higgins' report on the annual financial statements of Sales Online for the prior fiscal year ending December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the year ended December 31, 1998 and for the subsequent interim period preceding the dismissal of Higgins, there were no disagreements between Sales Online and Higgins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Higgins, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the annual financial statements of Sales Online.


                                  LEGAL MATTERS

           Certain legal matters will be passed upon for us by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland.


                                     EXPERTS

           Wolf & Company, P.C., independent certified accountants, have audited our financial statements as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999, as set forth in their report. We've included our financial statements in this prospectus in reliance upon Wolf & Company, PC's report, upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

           We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information on file can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of the site is http:\\www.sec.gov.

           We have filed a registration statement with the SEC on Form SB-2 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, omits some information contained in the registration statement and the exhibits to the registration statement on file with the SEC pursuant to the Securities Act and the rules and regulations of the SEC under the Securities Act. For further information with respect to us and the common stock, reference is made to the registration statement. We will describe the material provisions of any contract or other document referred to in this document.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

   AUDITED FINANCIAL STATEMENTS

   Independent Auditors' Report......................................  F-2

   Balance Sheet at December 31, 1999................................  F-3

   Statements of Operations -
   Years ended December 31, 1999 and 1998............................  F-4

   Statements of Changes in Stockholders' Equity -
   Years ended December 31, 1999 and 1998............................  F-5

   Statements of Cash Flows -
   Years ended December 31, 1999 and 1998............................  F-6-F-7

   Notes to Financial Statements
   Years ended December 31, 1999 and 1998............................  F-8-F-18

   INTERIM FINANCIAL STATEMENTS

   Interim Balance Sheet -
   September 30, 2000 (unaudited)....................................  F-19

   Interim Statements of Operations--
   Three and Nine months ended September 30, 2000 and
   1999 (unaudited)..................................................  F-20

   Interim Statements of Cash Flows -
   Nine months ended September 30, 2000 and 1999 (unaudited).........  F-21-F-22

   Interim Statements of Changes in Stockholders' Deficit -
   Nine months ended September 30, 2000 and 1999 (unaudited).........  F-23

   Notes to Interim Financial Statements
   Nine-months ended September 30, 2000 and 1999.....................  F-24-F-31

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sales OnLine Direct, Inc.
Worcester, Massachusetts


We have audited the accompanying balance sheet of Sales OnLine Direct, Inc. as of December 31, 1999, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sales OnLine Direct, Inc. as of December 31, 1999, and the results of its operations and its cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.



/s/ Wolf & Company, P.C.



Boston, Massachusetts
April 12, 2000

                            SALES ONLINE DIRECT, INC.

                                  BALANCE SHEET

                                December 31, 1999

                                     ASSETS

Current assets:

  Cash and cash equivalents                         $     221,213
  Accounts receivable                                      48,682
  Inventory                                               629,729
  Prepaid expenses                                         72,992
  Other current assets                                     11,236
                                                         --------

                  Total current assets                    983,852
                                                          -------

Property and equipment, net                               613,365
Goodwill, net                                              49,765
Other assets                                               18,667
                                                         --------

                  Total assets                          1,665,649
                                                        =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $     348,504
  Accrued expenses                                         81,483
                                                         --------

                  Total current liabilities               429,987
                                                          -------

Commitments and Contingencies

Stockholders' equity:
  Common stock, $.001 par value, 100,000,000 shares
  authorized; 46,711,140 shares issued and outstanding     46,711
  Additional paid-in capital                            4,010,033
  Accumulated deficit                                  (2,207,171)
  Unearned compensation                                  (613,911)
                                                        ---------

                  Total stockholders' equity            1,235,662
                                                        ---------

         Total liabilities and stockholders' equity    $1,665,649
                                                       ==========

                 See accompanying notes to financial statements.

                            SALES ONLINE DIRECT, INC.

                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 1999 and 1998


                                              1999                     1998
                                              ----                     ----

Revenues                                $  1,003,200               $  24,755

Cost of revenues                             706,488                       -
                                         -----------                --------

Gross profit                                 296,712                  24,755

Selling general and administrative
    expenses                               2,459,743                  10,357
                                         -----------                --------

Income (loss) from operations             (2,163,031)                 14,398

Other income                                  92,701                       -

Loss on sale of securities                  (112,710)                      -
                                         -----------                --------

Income (loss) before income taxes         (2,183,040)                14,938

Provision for taxes on income                      -                 (2,160)
                                         -----------                -------

Net income (loss)                        $(2,183,040)             $  12,238
                                         ===========               ========

Earnings (loss) per share:
         Basic                          $      (0.05)             $       -
                                         ===========             ==========

         Weighted average shares          45,277,812             37,368,912
                                         ===========             ==========


                 See accompanying notes to financial statements.



                            SALES ONLINE DIRECT, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     Years Ended December 31, 1999 and 1998

                                             Common Stock
                                         -------------------     Additional                    Stock
                                                                  Paid-in    Accumulated   Subscriptions     Unearned
                                         Shares       Amount      Capital      Deficit      Receivable     Compensation     Total
                                         ------       ------      -------      -------      ----------     ------------     -----

Balance, December 31, 1997            37,368,912   $  37,369     $      -  $   (36,369)   $         -     $         -    $   1,000

Stock subscriptions receivable                 -           -            -            -         (1,000)              -       (1,000)

Net income                                     -           -            -       12,238              -               -       12,238
                                      ----------    --------      -------   ----------     ----------      ----------     --------

Balance, December 31, 1998            37,368,912      37,369            -      (24,131)        (1,000)              -       12,238

Collection of stock subscriptions
    receivable                                 -           -            -            -          1,000               -        1,000

Contribution of assets of World
    Wide Collectors Digest                     -           -       33,229            -              -               -       33,229
Contribution of collectibles
    Inventories                                -           -      769,764            -              -               -      769,764

Acquisition of Securities Resolution
    Advisors, Inc.                     9,342,228       9,342       (8,854)           -              -               -          488

Proceeds from assignment of options            -           -    2,450,000            -              -               -    2,450,000

Compensatory stock options granted             -           -      757,848            -              -        (757,848)           -

Amortization of stock-based
    compensation                               -           -            -            -              -         143,937      143,937

Issuance of stock options to consultant
    for services                               -           -        8,046            -              -               -        8,046

Net loss                                       -           -            -   (2,183,040)             -               -    2,183,040)
                                      ----------    --------    ---------   ----------     -----------      ---------    ---------

Balance, December 31, 1999            46,711,140   $  46,711   $4,010,033  $(2,207,171)   $         -      $ (613,911)  $1,235,662
                                      ==========    ========    =========   ==========     ==========       =========    =========
               See accompanying notes to financial statements.

                                      F-5


                            SALES ONLINE DIRECT, INC.

                            STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 1999 and 1998

                                                                                      1999                1998
                                                                                      ----                ----
Operating activities:

     Net income (loss)                                                            $(2,183,040)        $ (12,238)

     Adjustments to reconcile  net income  (loss) to net cash  provided by (used
        in) operating activities:
           Depreciation                                                                72,194             2,276
           Amortization of unearned compensation                                      143,937                 -
           Amortization of Goodwill                                                    19,140                 -
           Stock options issued for compensation                                        8,046                 -
           Loss on sale of securities                                                 112,710                 -
           Changes in assets and liabilities:
               Accounts receivable                                                    (36,841)                -
               Inventory                                                              171,489                 -
               Accounts payable                                                       218,144                 -
               Accrued expenses                                                        76,483             5,000
               Income taxes payable                                                    (2,160)            1,081
               Other, net                                                             (94,025)            2,160
                                                                                   ----------           -------
                     Net cash provided by (used in)
                         operating activities                                      (1,493,923)           22,755
                                                                                   ----------           -------

Investing activities:
     Purchase of securities                                                        (3,247,091)                -
     Proceeds from sale of securities                                               3,134,381                 -
     Cash received from Rotman Auction, Inc. acquisition                                9,864                 -
     Cash received from Securities Resolutions Advisors, Inc. acquisition                 488                 -
     Property and equipment acquisitions                                             (633,506)          (22,755)
                                                                                   ----------          --------
                     Net cash used in investing activities                           (735,864)          (22,755)
                                                                                   ----------          --------

Financing activities:
     Proceeds from assignment of common stock call options                          2,450,000                 -
     Proceeds from stock subscriptions                                                  1,000                 -
                                                                                   ----------          --------
                     Net cash provided by (used in)
                         financing activities                                       2,451,000                 -
                                                                                   ----------          --------

Net increase in cash                                                                  221,213                 -

Cash - beginning                                                                            -                 -
                                                                                   ----------          --------

Cash - ending                                                                     $   221,213         $       -
                                                                                   ==========          ========


                See accompanying notes to financial statements.

                                      F-6


                            SALES ONLINE DIRECT, INC.

                      STATEMENTS OF CASH FLOWS (continued)

                     Years Ended December 31, 1999 and 1998

               Supplemental disclosures of cash flow information:

Cash paid during the period for:

                                                                                         1999              1998
                                                                                         ----              ----
Income taxes                                                                           $2,432              $ --

        Supplemental Schedule of Non-cash Investing and Financing Activities

                                                                                         1999              1998
                                                                                         ----              ----

        Contributions of inventories (Note 2)                                       $ 769,764            $   --

Contribution of the net assets of World Wide Collectors Digest, Inc. were recorded at their fair values as follows:

        Due from shareholder                                                        $   2,737            $   --
        Other current assets                                                        $   1,000            $   --
        Property and equipment                                                      $  29,877            $   --
        Liabilities assumed                                                         $    (385)           $   --
        Paid in capital                                                             $  33,229            $   --

Merger of Rotman Auction, Inc. accounted for utilizing the purchase method of accounting.  The assets were recorded at their fair value as follows:

        Cash received in the transaction                                            $   9,864            $   --
        Accounts receivable                                                         $  11,841            $   --
        Merchandise inventories                                                     $  31,454            $   --
        Due from affiliate                                                          $  10,919            $   --
        Other current assets                                                        $   7,115            $   --
        Property and equipment                                                      $   1,697            $   --
        Due to Shareholder                                                          $ (11,820)           $   --
        Other liabilities assumed                                                   $(129,975)           $   --
        Goodwill                                                                    $  68,905            $   --

Common stock subscribed                                                             $      --            $1,000

                See accompanying notes to financial statements.

                                      F-7

                            SALES ONLINE DIRECT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     Years Ended December 31, 1999 and 1998


1.         ORGANIZATION

           On February 25, 1999, Securities Resolution Advisors, Inc. ("SRAD") purchased all of the outstanding common stock of Internet Auction, Inc. ("Internet Auction"). The acquisition was made pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated January 31, 1999 between SRAD and the principal shareholders ("IA Shareholders") of Internet Auction. Pursuant to the Agreement, SRAD acquired all of the issued and outstanding shares of the capital stock of Internet Auction in exchange for the issuance to the IA Shareholders of an aggregate of 37,368,912 shares, representing approximately 80%, of SRAD's issued and outstanding common stock, and the business of Internet Auction became the business of SRAD. In accordance with the Agreement, after the transaction described above, the IA Shareholders were appointed to SRAD's Board of Directors and became officers of SRAD. The previously serving directors resigned from the Board. SRAD subsequently changed its name to Sales OnLine Direct, Inc. (the "Company").

           For accounting purposes, the transaction described above is considered, in substance, a capital transaction rather than a business combination. It is equivalent to the issuance of common stock by Internet Auction for the net assets of the Company, accompanied by a recapitalization. This accounting treatment is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible asset had been recorded. Accordingly, the accompanying financial statements reflect the acquisition by Internet Auction of the net assets of the Company and the recapitalization of Internet Auction's common stock based on the exchange ratio in the Agreement.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           Basis of presentation



           The accompanying 1999 financial statements reflect the operations of Internet Auction, Inc. since January 1, 1999 and those of Rotman Auction, Inc. and World Wide Collectors Digest, Inc. ("WWCD") for periods after February 25, 1999, the date of the merger between Internet Auction, Inc. and Rotman Auction, Inc., the acquisition of the WWCD assets, and the capital transactions with SRAD. For the year ended December 31, 1998 the accompanying statements of operations and cash flows reflect the operations of Internet Auction, Inc., only. Prior to the transaction described above, the business conducted by Internet Auction was through three related companies: Internet Auction, Inc. and its Internet Collectibles division, Rotman Auction, and WWCD. In anticipation of the transaction with the Company, the companies were combined and their operations integrated as follows:


           Internet Auction, Inc. - A person-to-person auction site offering sellers a vehicle for listing items for sale and allows buyers to bid on items of interest.

           Internet Collectibles - A wholesale and retail collectibles division engaging in the business of buying, warehousing, distribution, marketing and selling collectibles. Internet Collectibles maintains inventory of memorabilia with popular and historical significance that allows customers to directly purchase the memorabilia without the competition from bidders in an auction format.

                            SALES ONLINE DIRECT, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

           Rotman Auction - A full-service auction house located in Worcester, Massachusetts. The Company provides a full range of services to sellers and buyers including live online bidding, consignment services, authentication of merchandise, digital photography as well as purchases and sales of authentic memorabilia.

           WWCD - An e-commerce website for dealers in the collectibles community. WWCD is a full-service company that designs hosts and maintains dealer websites. WWCD's software allows clients to create online storefronts, set prices, and sell directly to online shoppers.


           Inventory Purchase Agreements

         On February 12, 1999, Internet Auction acquired collectibles, collectors items and memorabilia from Rotman Production, a related party, with an estimated fair value of approximately $629,000 in exchange for 236 shares of the Internet Auction's common stock received from a stockholder of Internet
Auction. In addition, the Seller was assigned the right to acquire 700,000 option shares of SRAD common stock from Universal at $.50 per share. See Note 4.

         On  February  25,  1999,   Internet  Auction   acquired   collectibles,
collectors items and memorabilia from Kim Stengel, a related party, with an estimated value of approximately $140,000 in exchange for 236 shares of the Internet Auction's common stock received from a stockholder of Internet Auction.

           Purchase of Assets of World Wide Collectors Digest, Inc. (WWCD)

           On February 25, 1999, Internet Auction acquired the assets of WWCD, a related party, with an estimated value of approximately $34,000 in exchange for 3,835 shares of Internet Auction's common stock received from a stockholder of Internet Auction.

           Merger with Rotman Auction, Inc.

           Effective February 25, 1999, Internet Auction merged with Rotman Auction, Inc. ("Rotman"), a related party. Under the terms of the merger agreement, the shareholder of Rotman received 870 shares of the Internet Auction's common stock in exchange for the Rotman shares owned by the shareholder. Internet Auction was the surviving corporation in the merger. The merger was recorded using the purchase method of accounting. The operations of Rotman are included in the financial statements from the date of merger.

           In connection with the acquisition, the Company recognized goodwill in the amount of $68,905. Amortization of goodwill for 1999 amounted to $19,140.

           Cash and cash equivalents

           The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                            SALES ONLINE DIRECT, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

           Inventory

           Inventory consists of collectible merchandise for sale and is stated at the lower of average cost or market on a first-in, first-out (FIFO) method.

           Property and Equipment

           Property and equipment are stated at cost. Depreciation is computed using the double declining balance method over the estimated useful life of 5 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the asset or the life of the related lease.

           Goodwill

           Goodwill is being amortized on a straight-line basis over an estimated useful life of three years.

           Revenue Recognition

           The Company generates revenue on sales of its purchased inventory and from fees and commissions on sales of merchandise under consignment type arrangements.

           For sales of merchandise owned and warehoused by the Company, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer, processing merchandise returns and collecting accounts receivable. The Company recognizes the gross sales amount as revenue upon verification of the credit card transaction and shipment of the merchandise.

           For sales of merchandise under consignment-type arrangements, the Company takes physical possession of the merchandise, but is not obligated to and does not take title to or ownership of the merchandise. When an auction is completed, consigned merchandise which has been sold is shipped upon receipt of payment. The Company recognizes the net commission and service revenues relating to the consigned merchandise upon receipt of the gross sales proceeds. The Company then releases the net sales proceeds to the Consignor, discharging all obligations of the Company with respect to the transaction.

           Advertising Costs

           Advertising costs are charged to operations when incurred.

                            SALES ONLINE DIRECT, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

           Income Taxes

           Deferred tax asset and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss, capital loss and tax credit carry forwards to the extent their realization is more likely than not. The deferred tax expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

           Use of Estimates

           In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the inventory valuation and the deferred tax asset valuation. Although these estimates are based on management's knowledge of current events and actions, they may ultimately differ from actual results.

           Stock Compensation Plans

           Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan typically have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted during 1998. There were no outstanding options at December 31, 1998. (See Note 4.)

                            SALES ONLINE DIRECT, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Concluded)

           Earnings Per Common Share

           Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common hares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Stock options have been excluded from the computation of diluted earnings per share because they were antidilutive as a result of the Company's net loss for the year.

           Recent Accounting Pronouncements

         The Financial Accounting Standards Board ("FASB") has issued a proposed interpretive release, Stock Compensation-Interpretation of Opinion 25
("Interpretation"). The Interpretation will provide accounting guidance on several issues that are not specifically addressed in Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees". Of the many questions addressed in the Interpretation, the most significant are a clarification of the definition of the term "employee" for purposes of applying the opinion and the accounting for options that have been repriced.

           The Interpretation is generally effective beginning July 1, 2000. The Interpretation applies prospectively at that date for repricings that occurred after December 15, 1998. It also applies prospectively on July 1 to new awards granted after December 15, 1998 for purposes of applying the definition of "employee ".

           In December 1999, the Securities and Exchange Commission (the "Commission") published Staff Accounting Bulletin ("SAB") No. 101,"Revenue Recognition", which provides guidance for applying generally accepted principles to revenue recognition in financial statements filed with the Commission, including income statement presentation and disclosure. As originally issued, SAB 101 was to be applied no later than the first quarter of the fiscal year beginning after December 15, 1999. However, the Commission has delayed the effective date of the SAB for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. For such entities, the mandatory implementation date may now be no later than the second quarter of the fiscal year beginning after December 15, 1999.

           The Company is in the process of reviewing the pronouncements detailed above to determine the impact on the Company.

3.         PROPERTY AND EQUIPMENT

           Property and equipment at December 31, 1999 consisted of the following:

                                                                   1999
                                                                   ----

                      Computer equipment and software           $518,434
                      Office Furniture                            56,075
                      Leasehold Improvements                      54,995
                      Purchased software                          70,000
                                                                  ------
                                                                 699,504
                      Accumulated depreciation                   (86,139)
                                                                --------

                                                                $613,365
                                                                 =======
                                      F-12

                            SALES ONLINE DIRECT, INC.

           PROPERTY AND EQUIPMENT (Continued)

           Depreciation and amortization expense of property and equipment for the years ended December 31, 1999 and December 31, 1998 amounted to $ 72,194 and $ 2,276, respectively.

           The Company leases its technology location under an operating lease commencing on January 1, 2000 and expiring on December 31, 2004. The Company also leases offices and warehouse facilities for approximately $2,500 per month on a tenant-at-will basis.

           The following is a schedule of future minimum lease payments for the operating lease in effect at December 31, 1999:

                      Year                   Amount
                      ----                   ------

                      2000                 $  89,936
                      2001                    89,936
                      2002                    89,936
                      2003                    91,980
                      2004                    94,024
                                            --------

                                           $ 455,812
                                            ========

           Rent expense for the year ended December 31, 1999 amounted to $29,265.

4.         COMMON STOCK

           Call Option Agreement

           In connection with the agreement described in Note 1, on February 25, 1999, SRAD entered into a Call Option Agreement ("Option Agreement") with Universal Funding, Inc. (Universal), a shareholder of SRAD and a beneficial owner of 3,000,000 shares of SRAD's common stock. Under the Agreement, Universal agreed to grant certain options to SRAD to acquire 2,000,000 shares of SRAD's common stock owned by Universal. The options consist of 1,000,000 shares at $.50 per share exercisable through February 25, 2000 and 1,000,000 shares at $.75 per share exercisable through February 25, 2001. The exercise price was reduced to
 .375 per share through April 30, 1999.


           In addition, the Company assigned options to purchase 160,000 shares of stock from Universal to Richard Singer, the former President of SRAD, for services rendered to SRAD in connection with the acquisition of Internet Auction, Inc. These services were provided by SRAD prior to the date of the acquisition of Internet Auction, Inc. and, as a result, have not been reflected in the financial statements of the acquirer, Sales Online Direct, Inc. Also, the Company assigned options to purchase 700,000 shares of stock from Universal in connection with the acquisition of certain inventories, resulting in an increase in additional paid in capital of approximately $629,000 which represents the fair market value of the inventories contributed. See Note 2.


           In April 1999,  the  Company  assigned  options to  purchase  500,000
shares  of  stock  from  Universal  to  certain   individuals  in  exchange  for
$2,450,000, which was added to the paid-in capital of the Company.

           At December 31, 1999, the Company had a balance of 640,000 shares remaining under the agreement with an exercise price of $.75 and an expiration date of February 25, 2001.

                            SALES ONLINE DIRECT, INC.

           COMMON STOCK (continued)

           Stock Options

           In June 1999, the Company's Board of Directors adopted the 1999 Stock Option Plan (the "1999 Plan") which provided for the issuance of options to directors, officers, employees and consultants of the Company to purchase up to 1,000,000 shares of the Company's common stock. Options granted under the plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO").

           The 1999 Plan provides that each option be granted at a price determined by the Board of Directors on the date such option is granted and have a maximum option term of ten years. The options granted become exercisable during a period of time as specified by the Board of Directors at the date such option is granted.

           In July 1999, the Company granted an option to an employee to purchase 471,000 shares of common stock at $.01 per share. The option is exercisable over a four-year period. The Company recorded unearned compensation of $757,848, based on the difference between the fair market value of the common stock at the grant date and the exercise price. The unearned compensation is being amortized over the vesting period of the option. Amortization expense related to unearned compensation amounted to $143,937 for the year ended December 31, 1999.

           An analysis of the activity in the 1999 Plan is as follows:

                                                                     Weighted
                                                                      Average
                                                                     Exercise
                                                 Shares               Price
                                                 ------               -----


    Shares under option:
    Outstanding at beginning of year                 -             $      -

    Granted                                    597,000                 0.33
    Exercised                                        -                    -
    Expired/Cancelled                          (18,000)                1.63
                                              --------


    Outstanding at end of year                 579,000             $   0.29
                                               =======
    Options exercisable at year end             94,750

    Weighted average fair value of
         options granted during the year         $1.62             $   0.01

                            SALES ONLINE DIRECT, INC.

           COMMON STOCK (continued)

           Stock Options (continued)

           Information pertaining to options outstanding at December 31, 1999 is as follows:

                                      Options Outstanding                                Options Exercisable
                                      -------------------                                -------------------

                                                     Weighted
                                                     Average              Weighted                    Weighted
                                                     Remaining            Average                     Average
              Range of            Number             Contractual          Exercise         Number     Exercise
           Exercise Prices      Outstanding           Life                 Price         Exercisable  Price
           ---------------      -----------           ----                 -----         -----------  -----

             $ .01               471,000              9 years            $  0.010          89,125    $0.010
              .812                14,000              9                     0.812             125     0.812
             1.625                94,000              9                     1.625           5,500     1,625
                                  ------                                                   ------

Outstanding at end
of year                          579,000                                 $  0.330          94,750    $0.010
                                 =======                                  =======

           During July 1999, the Company's Board of Directors adopted, subject to stockholders' approval, the 1999 Omnibus Share Plan (the "Omnibus Plan") which provides for both incentive and non-qualified stock options, stock appreciation rights and other awards to directors, officers and employees of the Company to purchase or receive up to 1,000,000 shares of the Company's stock. A committee of the Board of Directors ("Committee") establishes the option price at the time each option is granted, which price may, in the discretion of the Committee, be less than 100% of the fair market value of the shares on the date of the grant. The options granted will have a maximum term of ten years and shall be exercisable during a period as specified by the Committee. There were no incentive options granted under the Omnibus Plan during 1999.

           The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, compensation cost has been recognized only to the extent described above. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                      Years Ended December 31,
                                                      1999               1998
                                                      ----               ----

   Net income(loss)          As reported          $(2,183,040)        $ 12,238
                             Pro forma            $(2,197,613)             N/A

   Basic loss per share      As reported          $     (0.05)             N/A
                             Pro forma            $     (0.05)             N/A

                            SALES ONLINE DIRECT, INC.

           COMMON STOCK (concluded)

           Stock Options (concluded)

           The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                           Years Ended December 31,

                                           1999                 1998
                                           ----                 ----


           Expected life                   4 years              N/A
           Risk-free interest rate         6.0%                 N/A
           Dividend yield                  None                 N/A
           Volatility                      254%                 N/A


5          INCOME TAXES

           There was no provision for income taxes for the years ended December 31, 1999 due to the Company's net operating loss and its valuation reserve against deferred income taxes.

           The difference between the provision for income taxes from amounts computed by applying the statutory federal income tax rate of 34% and the Company's effective tax rate is due primarily to the net operating loss incurred by the Company and the valuation reserve against the Company's deferred tax asset.

           The tax effects of temporary differences and carryforwards that give rise to deferred taxes are:

           Federal net operating loss carryforwards             $ 625,000
           State net operating loss carryforwards                 195,000
           Stock-based compensation recognized for
           financial statement purposes                            60,000
                                                                ---------

                                                                  880,000
           Valuation reserve                                     (880,000)
                                                                ---------

           Net deferred tax asset                               $       -
                                                                =========

           The valuation reserve applicable to net deferred tax asset for the year ended December 31, 1999 is due to the likelihood of the deferred tax not expected to be utilized.

           At December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $2,200,000 available to offset future taxable income which will expire in 2019.

                            SALES ONLINE DIRECT, INC.

6.         RELATED PARTY TRANSACTION

           During September 1999, the Company purchased certain computer equipment and internet research technology and coding material from Timeline, Inc. ("Timeline") in the amount of $70,000. Timeline is a related party as it is owned by certain officers of the Company.

7.         SUBSEQUENT EVENTS

           Convertible Debt Financing

           On March 23, 2000, the Company entered into a Securities Purchase Agreement (the "Agreement"), whereby the Company sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. (the "Buyer").

           The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

           Had the Buyer converted the note on March 23, 2000, the Buyer would have received $4,000,000 in aggregate value of the company's common stock upon the conversion of the $3,000,000 convertible note. As a result, the intrinsic value of the beneficial conversion feature of $ 1,000,000 will be allocated to debt discount and additional paid-in capital. Since the debt is convertible at date of issuance, the debt discount will be charged to earnings at that time.

           In connection with the Agreement, the Company also issued warrants to the Buyer and Delano Group Securities to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants expire on March 31, 2005.

           In addition, the Company entered into a Registration Rights Agreement, whereby the Company agreed to file a Registration Statement with the Securities and Exchange Commission (SEC), within 180 days of the closing date, covering the common stock to be issued upon the conversion of the convertible note and stock purchase warrants.

                            SALES ONLINE DIRECT, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

           SUBSEQUENT EVENTS (concluded)

           Convertible Debt Financing (concluded)

           If the Registration Statement is not declared effective by the SEC on or before September 30, 2000, then with respect to any portion of the note not previously converted into common stock, the applicable conversion percentage will decrease by two percent (2%) each thirty day period until the Registration Statement is declared effective by the SEC. If the SEC has not declared the Registration Statement effective within one year after March 23, 2000, the applicable conversion percentage shall be fifty percent (50%).

           Also, if the Registration Statement is not filed by the filing date and not declared effective by the SEC on or prior to September 30, 2000, the Company shall pay cash, as liquidating damages, for such failure. The required payment will be equal to two (2%) of the purchase price of the note and warrant for each thirty-day period, until the breach of the Registration Rights Agreement is cured.

           All fees and expenses related to the registration of the common stock will be paid by the Company.

           Issuance of Common Stock

           On February 17, 2000, the Company issued 75,000 shares of its common stock to Universal Funding, Inc. for payment of certain fees due in connection with the granting of the common stock call options and temporary reduction of the call option exercise price. In addition, the Company issued 35,000 shares of its common stock to an investment consultant for service rendered in connection with the common stock option grant transactions.

           Also, the Company issued 35,000 shares to a consultant for services rendered in the first quarter of 2000.

           The value of the common shares at the date of issuance of the shares described above was $1.28 per share.

           Assignment of Stock Options

           In March 2000, the Company assigned to an investor options to purchase 42,500 shares of the Company's common stock from Universal. The net proceeds to the Company were approximately $21,000.

           Business Acquisition

           On March 7, 2000, the Company acquired Internet Collectible Awards (www.collectiblenet.com), an internet business that polls consumers and reports on the best Internet collectibles Web sites in a variety of categories. As consideration for the acquisition, the Company paid $50,000 cash and issued 200,000 shares of the Company's common stock valued at $237,500 (based on the Company's stock price at the date of acquisition). The acquisition will be accounted for under the purchase method of accounting.


                            SALES ONLINE DIRECT, INC
                                  BALANCE SHEET
                               SEPTEMBER 30, 2000


                                     Assets

Current assets:
   Cash and cash equivalents                                                                    $   831,589
   Inventory                                                                                        729,812
   Marketable securities                                                                             31,041
   Prepaid expenses                                                                                  97,348
   Other current assets                                                                              46,105
                                                                                                -----------
      Total current assets                                                                        1,735,895

Property and equipment, net                                                                         581,625
Goodwill                                                                                             32,539
Other intangible assets                                                                             254,550
Debt financing costs, net                                                                           198,750
Other assets                                                                                         15,667
                                                                                                -----------
        Total assets                                                                            $ 2,819,026
                                                                                                ===========
                      Liabilities and stockholders' deficit

Current liabilities:
   Accounts payable                                                                             $     87,081
   Accrued expenses                                                                                  357,781
                                                                                                ------------
      Total current liabilities                                                                      444,862
                                                                                                ------------
Convertible Debt                                                                                   2,683,446
                                                                                                ------------
Stockholders' deficit:
   Common stock, $.001 par value, 100,000,000 shares
      authorized; 47,056,140 shares issued and outstanding                                            47,056
   Additional paid-in capital                                                                      5,809,211
   Accumulated deficit                                                                            (5,691,145)
   Unearned compensation                                                                            (474,404)
                                                                                                ------------
      Total stockholders' deficit                                                                   (309,282)
                                                                                                ------------
        Total liabilities and stockholders' deficit                                             $  2,819,026
                                                                                               =============

            See accompanying notes to unaudited financial statements


                            SALES ONLINE DIRECT, INC.
                             STATEMENTS OF OPERATION
                                   (unaudited)

                                               Three months      Nine months         Three months        Nine months
                                                  ended             ended                ended              ended
                                               September 30,     September 30,       September 30,       September 30,
                                                   2000              2000                1999                1999
                                               -------------     -------------       -------------       -------------
Revenues                                       $  461,554        $   1,007,692       $    380,148        $  692,792

Cost of revenues                                  429,511              790,449            363,232           437,063
                                                  -------           ----------            -------           -------
Gross Profit                                       32,043              217,243             16,916           255,729

Selling, general and
   administrative expenses                        825,169            2,445,492            665,520         1,456,714
                                                  -------            ---------            -------         ---------

Loss from operations                             (793,126)          (2,228,249)          (648,604)       (1,200,985)
                                                 --------            ---------            -------         ---------

Other income (expense)
   Interest expense                              (147,500)          (1,309,956)                 -                 -
   Other income (expense)                          25,905               54,231            (89,927)          (43,394)
                                                  -------            ---------             ------            ------

      Total other income (expense)               (121,595)          (1,255,725)           (89,927)          (43,394)
                                                  -------            ---------             ------            ------

Loss before income taxes                         (914,721)          (3,483,974)          (738,531)       (1,244,379)

Provision for taxes on income                           -                    -                  -                 -
                                                 --------            ---------            -------         ---------

Net loss                                       $ (914,721)       $  (3,483,974)          (738,531)      $(1,244,379)
                                         ================     ================    ================     ============

Loss per share
   Basic                                       $   (0.019)       $      (0.074)     $      (0.016)      $    (0.028)
                                         ================     ================    ===============    ==============

Weighted average shares                        47,056,140           46,983,093         46,711,140        44,794,786
                                         ================     ================    ===============    ==============

            See accompanying notes to unaudited financial statements



                            SALES ONLINE DIRECT, INC
                             STATEMENT OF CASH FLOWS
                            For the nine months ended
                                   (unaudited)


                                                                             September 30,       September 30,
                                                                                2000                1999
                                                                             ------------        -------------
Operating activities:
   Net (loss)                                                                $ (3,483,974)       $ (1,244,379)
      Adjustments to reconcile net (loss)
        to net cash (used in) operating
        activities
           Depreciation and amortization                                          230,626              33,314
           Amortization of unearned compensation                                  139,507                   -
           Realized (gain) loss on marketable securities                           26,286              15,069
           Unrealized (gain) loss on marketable securities                        (41,098)             49,912
           Beneficial conversion feature                                        1,000,000                   -
           Amortization of debt discount                                          113,446                   -
           Changes in assets and liabilities:
              Accounts receivable                                                  48,682             (81,942)
              Inventory                                                          (100,083)             28,739
              Due from related parties                                                  -               4,006
              Accounts payable                                                   (266,588)             11,351
              Accrued expenses                                                    276,298              89,952
              Other, net                                                          (59,225)            (51,262)
                                                                               ----------          -----------

                  Net cash (used in) operations                                (2,116,123)         (1,145,240)
                                                                               ----------          ----------

Investing activities:
   Acquisition of marketable securities                                          (407,975)         (2,149,446)
   Proceeds from sales of marketable securities                                   391,746           1,710,029
   Acquisition of Securities Resolution Advisors, Inc.                                 -                  488
   Merger with Rotman Auction, Inc.                                                    -                9,864
   Other assets                                                                        -              (70,000)
   Property and equipment additions                                               (74,460)           (230,994)
                                                                               ----------          ----------

                  Net cash (used in) investing activities                         (90,689)           (730,059)
                                                                               ----------          ----------

Financing activities:
   Proceeds from assignment of common stock call options                           87,188           2,450,000
   Stock subscription receivable                                                       -                1,000
   Repayment of officer loan                                                           -              (12,000)
   Net proceeds from convertible securities                                     2,300,000                  -
   Proceeds from sale of warrants                                                 430,000                  -
                                                                               ----------          ----------
                 ---

                  Net cash provided by financing activities                     2,817,188           2,439,000
                                                                               ----------          ----------
                 ---

Net increase in cash and equivalents                                              610,376             563,701
Cash and equivalents, beginning                                                   221,213                  -
                                                                               ----------          ----------
Cash and equivalents, ending                                                   $  831,589          $  563,701
                                                                               ==========          ==========
            See accompanying notes to unaudited financial statements



                            SALES ONLINE DIRECT, INC
                      STATEMENTS OF CASH FLOWS (continued)
                            For the nine months ended
                                   (unaudited)



                                                                           September 30,       September 30,
                                                                                2000               1999
                                                                           -------------       -------------


               Supplemental disclosures of cash flow information:
Cash paid during the period for:


   Interest                                                                $         -         $         -
                                                                           =============       =============

   Income taxes                                                            $       5,185       $         -
                                                                           =============       =============

      Supplemental schedule of Non-cash Investing and Financing Activities:

Contributions of inventories                                               $         -         $     769,764
                                                                           =============       =============

Contribution of the net assets of World Wide Collectors Digest, Inc. were recorded at their fair values as follows:
      Due from shareholder                                                 $         -         $       2,737
      Other current assets                                                           -                 1,000
      Property and equipment                                                         -                29,877
      Liabilities assumed                                                            -                  (385)
      Paid-in capital                                                                -                33,229


Merger of Rotman Auction, Inc. accounted for utilizing the purchase method of accounting.  The assets were recorded at their fair values as follows:
      Cash received in the transaction                                               -                 9,864
      Accounts receivable                                                            -                11,841
      Inventory                                                                      -                31,454
      Due from affiliate                                                             -                10,919
      Other current assets                                                           -                 7,115
      Property and equipment                                                         -                 1,697
      Due to shareholder                                                             -               (11,820)
      Other liabilities assumed                                                      -              (129,975)
      Goodwill                                                                       -                68,905


Acquisition of Internet Collectible Awards
   for Common stock and liabilities                                        $     287,500
Consulting fees paid in common stock                                              44,835


                            See accompanying notes to unaudited financial statements


                            SALES ONLINE DIRECT, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                  For the nine months ended September 30, 2000
                                  (unaudited)


                                                         Common Stock
                                                 -----------------------------
                                                                               Additional
                                                                                Paid-in       Accumulated    Unearned
                                                   Shares          Amount       Capital        Deficit     Compensation     Total
                                                 ----------      ---------     -----------   ------------  -------------  ----------

Balance, December 31, 1999                       46,711,140      $46,711      $4,010,033     $(2,207,171)  $(613,911)    $1,235,662

Common stock issued in connection with              110,000          110            (110)           -           -              -
call option agreement

Common stock issued to consultant                    35,000           35          44,800            -           -            44,835
for services

Acquisition of Internet Collectible Awards          200,000          200         237,300            -           -           237,500

Proceeds from assignment of options                    -            -             87,188            -           -            87,188

Beneficial conversion discount                         -            -          1,000,000            -           -         1,000,000

Issuance of warrants                                   -            -            430,000            -           -           430,000

Amortization of stock-based compensation               -            -               -               -        139,507        139,507

Net loss                                               -            -               -         (3,483,974)       -        (3,483,974)
                                                 ----------      -------      ----------     -----------   ---------     ----------

Balance, September 30, 2000                      47,056,140      $47,056      $5,809,211     $(5,691,145)  $(474,404)    $ (309,282)
                                                 ==========      =======      ==========     ===========   =========     ==========

            See accompanying notes to unaudited financial statements

                            SALES ONLINE DIRECT, INC.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                  Nine months ended September 30, 2000 and 1999

   1.    ORGANIZATION

         On February 25, 1999, Securities Resolution Advisors, Inc. ("SRAD") purchased all of the outstanding common stock of Internet Auction, Inc. ("Internet Auction"). The acquisition was made pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated January 31, 1999 between SRAD and the principal shareholders ("IA Shareholders") of Internet Auction. Pursuant to the Agreement, SRAD acquired all of the issued and outstanding shares of Internet Auction in exchange for the issuance to the IA Shareholders of an aggregate of 37,368,912 shares, representing approximately 80%, of SRAD's issued and outstanding common stock, and the business of Internet Auction became the business of SRAD. In accordance with the Agreement, after the transaction described above, the IA Shareholders were appointed to SRAD's Board of Directors and became officers of SRAD. The previously serving directors resigned from the Board.

         SRAD subsequently changed its name to Sales OnLine Direct, Inc. (the "Company"). For accounting purposes, the transaction described above is considered, in substance, a capital transaction rather than a business combination. It is equivalent to the issuance of common stock by Internet Auction for the net assets of the Company, accompanied by a recapitalization. This accounting treatment is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible asset has been recorded. Accordingly, the accompanying financial statements reflect the acquisition by Internet Auction of the net assets of the Company and the recapitalization of Internet Auction's common stock based on the exchange ratio in the Agreement.

         On March 7, 2000, the Company acquired Internet Collectible Awards (www.collectiblenet.com), an internet business that polls consumers and reports on the best Internet collectibles Web sites in a variety of categories. As consideration for the acquisition, the Company recorded accounts payable of $50,000 and issued 200,000 shares of the Company's common stock valued at $237,500 (based on the Company's stock price at the date of acquisition). The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price, $287,500, over the fair value of the assets acquired has been allocated to other intangible assets. As indicated in Note 6, the Company is involved in litigation. During the second quarter of 2000 management obtained information that caused it to believe that, unbeknownst to the Company, the beneficial owner of Internet Collectible Awards was an officer and significant shareholder of the Company at the time of the acquisition. Upon resolution of the litigation, any necessary accounting adjustments will be made.(See Note 6)

   2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         General

         The financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission for interim reporting and include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. However, these financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report for the year ended December 31, 1999 which is included in the Company's Form 10KSB.

         Marketable Securities

         Marketable securities are classified as trading and are stated at fair value.

         Goodwill

         Goodwill is being amortized on a straight-line basis over an estimated useful lives of three to five years.

         Other intangible assets

         The other intangible assets acquired from Internet Collectible Awards are being amortized over their estimated useful life of five years.

         Debt financing costs

         Debt financing costs associated with the convertible debt are being amortized over the two year term of the related debt.

         Revenue Recognition

         The Company generates revenue on sales of its purchased inventory and from fees and commissions on sales of merchandise under consignment type arrangements.

         For sales of merchandise owned and warehoused by the Company, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer, processing merchandise returns and collecting accounts receivable. The Company recognizes the gross sales amount as revenue upon verification of the credit card transaction and shipment of the merchandise.

         For sales of merchandise under consignment-type arrangements, the Company takes physical possession of the merchandise, but is not obligated to, and does not, take title to or ownership of the merchandise. When an auction is completed, consigned merchandise which has been sold is shipped to the customer upon receipt of payment. The Company recognizes the net commission and service revenues relating to the consigned merchandise upon receipt of the gross sales proceeds. The Company then releases the net sales proceeds to the Consignor.

         Income Taxes

         Deferred tax asset and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss, capital loss and tax credit carry forwards to the extent their realization is more likely than not. The deferred tax expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

         Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the inventory valuation and the deferred tax asset valuation. Although these estimates are based on management's knowledge of current events and actions, they may ultimately differ from actual results.

         Earnings per share

         Basic  earnings  per  share  represents   income  available  to  common
   stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options, convertible debt and common stock warrants and are determined using the treasury stock method. The potential common shares have been excluded from the computation of earnings per share because they were antidilutive as a result of the Company's net loss for the period.

         Fair Value of Financial Instruments

         The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, and marketable securities, approximate fair value. The fair value of the convertible debt, based upon the market value of the common stock and the terms of the note, is estimated to be $4.0 million.

   3.    COMMON STOCK

         Call Option Agreement

         In connection with the agreement described in Note 1, on February 25, 1999 SRAD entered into a Call Option Agreement ("Option Agreement") with Universal Funding, Inc. (Universal), a shareholder of SRAD and a beneficial owner of 3,000,000 shares of SRAD's common stock. Under the Agreement, Universal agreed to grant certain options to SRAD to acquire 2,000,000 shares of SRAD's common stock owned by Universal. The options consist of 1,000,000 shares at $.50 per share exercisable through February 25, 2000 and 1,000,000 shares at $.75 per share exercisable through February 25, 2001. The exercise price was reduced to .375 per share through April 30, 1999.

         In addition, the Company assigned options to purchase 160,000 shares of stock from Universal to Richard Singer, the former President of SRAD, for services rendered to SRAD in connection with the acquisition of Internet Auction, Inc. Also, the Company assigned options to purchase 700,000 shares of stock from Universal to Steven Rotman, the father of Richard and Gregory Rotman, in connection with the acquisition of certain inventories.

         In April 1999, the Company assigned options to purchase 500,000 shares of stock from Universal to certain individuals in exchange for $2,450,000, which was added to the paid-in capital of the Company.

         In March 2000 the Company assigned options to purchase 142,500 shares of stock from Universal to certain individuals in exchange for $87,188, which was added to the paid-in capital of the Company.

         At September 30, 2000, the Company had a balance of 497,500 shares remaining under the agreement with an exercise price of $.75 and an expiration date of February 25, 2001.

         Issuance of Common Stock

         On February 17, 2000, the Company issued 75,000 shares of its common stock to Universal Funding, Inc. for payment of certain fees due in connection with the granting of the common stock call options and temporary reduction of the call option exercise price. In addition, the Company issued 35,000 shares of its common stock to an investment consultant for service rendered in connection with the common stock option grant transactions. The aggregate value of the common stock issued was $140,000 treated as a cost of raising capital, with no impact on the net worth of the Company. Also, the Company issued 35,000 shares to a consultant for services rendered in the first quarter of 2000.

         The fair value of the shares issued, $44,800, was charged to expense and added to additional paid in capital in the first quarter of 2000.

   4.    INCOME TAXES

         There was no provision for income taxes for the periods ended September 30, 2000 or 1999 due to the Company's net operating loss and its valuation reserve against deferred income taxes.

         The difference between the provision for income taxes from amounts computed by applying the statutory federal income tax rate of 34% and the Company's effective tax rate is due primarily to the net operating loss incurred by the Company and the valuation reserve against the Company's deferred tax asset.

         At September 30, 2000 the Company has federal and state net operating loss carryforwards of approximately $4,175,000 available to offset future taxable income that will expire in 2020.

   5.    CONVERTIBLE DEBT FINANCING

         On March 23, 2000, the Company entered into a Securities Purchase Agreement (the "Agreement"), whereby the Company issued an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. (the "Buyer").

         The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date.

         Had the Buyer converted the note on March 23, 2000, the Buyer would have received $4,000,000 in aggregate value of the company's common stock upon the conversion of the $3,000,000 convertible note. As a result, for the period ended March 31, 2000, the intrinsic value of the beneficial conversion feature of $ 1,000,000 has been allocated to debt discount and additional paid-in capital. Since the debt was convertible at date of issuance, the debt discount was charged to interest expense in the period ended March 31, 2000.

         In connection with the Agreement, the Company also issued warrants to the Buyer and Delano Group Securities to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants are exercisable on June 23, 2000 and expire on March 31, 2005. The fair value of the warrants granted is estimated to be $430,000 using the Black-Scholes option-pricing model. The amount of the proceeds allocated to the warrants results in a debt discount of $430,000 which will be amortized as additional interest expense during the two years ending March 23, 2002. Amortization of $53,750 and $113,446 has been charged to operations during the three and nine months ended September 30, 2000, respectively.

         In addition, the Company entered into a Registration Rights Agreement (modified on September 19, 2000), whereby the Company agreed to file a Registration Statement with the Securities and Exchange Commission (SEC) on or before October 25, 2000 covering the common stock to be issued upon the conversion of the convertible note and stock purchase warrants. A Registration Statement was filed on October 25, 2000. All fees and expenses related to the registration of the common stock will be paid by the Company. Estimated fees and expenses to be incurred in connection with this agreement in the amount of $35,000 have been accrued during the nine months ended September 30, 2000.

         If the Registration Statement is not declared effective by the SEC on or before December 15, 2000, then with respect to any portion of the note not previously converted into common stock, the applicable conversion percentage will decrease by two percent (2%) each thirty day period until the Registration Statement is declared effective by the SEC. If the SEC has not declared the Registration Statement effective within one year after March 23, 2000, the applicable conversion percentage shall be fifty percent (50%).

         Also, if the Registration Statement is not declared effective by the SEC on or prior to December 15, 2000, the Company shall pay cash, as liquidating damages, for such failure. The required payment will be equal to two (2%) of the purchase price of the note and warrant for each thirty-day period, until the breach of the Registration Rights Agreement is cured.

         Expenses incurred in connection with the sale of this convertible note amounted to $270,000. These expenses are being amortized to interest expense over the term of the convertible note.

      6. LITIGATION

         The Company is currently involved in a dispute with Marc Stengel ("Stengel") and Hannah Kramer ("Kramer"), each of whom is a substantial shareholder of the Company, and with Whirl Wind Collaborative Design, Inc.
("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Stengel. Stengel and Kramer are former directors of the Company. Stengel is also a former officer and employee.

         The lawsuit was initially filed against Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland (the "Maryland Action"). A First Amended Complaint ("Complaint") was filed on October 11, 2000, which added the defendants other than Stengel identified above. The Complaint seeks rescission of the transactions pursuant to which Stengel and Kramer obtained their substantial stock interests in the Company, and seeks damages against them for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The Complaint also seeks damages and remedies against Stengel for breach of his contractual duties as an employee of the Company and for misrepresentations he made to the Company while acting as an employee. The Complaint also seeks to recover damages from Stengel and the two corporate defendants for conversion of certain of the Company's assets, resources and employee services, and for unjust enrichment. The Complaint also alleges that the acquisition of Internet Collectible Awards discussed in note 1 is a related party transaction. Various motions and responses have been filed in connection with the Complaint. The Court has not ruled on these matters. Stengel, Whirl Wind and Silesky Marketing, Inc. have filed answers to the Complaint, and Whirl Wind has filed a counterclaim against the Company for the conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind; the Court has not ruled on any of these claims.

         On or about June 16, 2000, Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of the Company, should be reinstated as such, and that Gregory and Richard Rotman ("Rotmans") be ordered to dismiss the Maryland Action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders, discussed below. Following the results of that meeting, the Company moved for summary judgment and asked that the Delaware 225 Action be dismissed. Oral argument on this motion was presented on January 18, 2001. That motion is pending.

         On July 20, 2000, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. The Rotmans nominated themselves, Andrew Pilaro and John Martin for election to the Company's Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors was elected as the Company's Board of Directors.

         A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Stengel as an officer of the Company, formally ratified and approved the initiation and prosecution of the Maryland Action against Stengel, authorized the president and CEO to take all actions necessary to prosecute the Company's claims against Stengel and others and authorized the reimbursement of approximately $75,000 of Rotmans' expenses in connection with the aforementioned solicitation.

         On or about October 3, 2000, Stengel submitted to the Company a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Action and Maryland Action. In his advancement request, Stengel claimed to have incurred approximately $96,800 in legal expenses in the Delaware 225 Action and the Maryland action through August 2000. On October 20, 2000, the Company notified Stengel that the Board of Directors had denied his advancement request.

         On or about October 24, 2000, Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that he is entitled to pursuant to the Company's by-laws to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland Action (the "Delaware 145 Action"). The Company and Stengel have each moved for summary judgment in the Delaware 145 Action. A hearing on these matters was held on January 2, 2001, at which time the Court of Chancery granted the Company's motion for summary judgment and denied Stengel's motion. Stengel has appealed this decision to the Delaware Supreme Court.

           On November 1, 2000, the Company filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Stengel and Kramer from selling, attempting to sell, or otherwise disposing of their shares of the Company's stock pending resolution of the merits of the Company's claim for rescission. On November 9, 2000, Stengel filed an Opposition to the Company's Motion for a Preliminary Injunction. On November 9, 2000, Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order the Company to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and
(ii) enjoin the Company from interfering with or preventing the sale of stock by Stengel in accordance with Rule 144. The District Court conducted an extensive evidentiary hearing on both motions, which concluded January 23, 2001. The parties are in the process of briefing the issues and the Court has scheduled a final argument date for February 22, 2001.

           The Company is unable to predict the ultimate outcome of the litigation described above. The Company's financial statements do not include any adjustments related to these matters.

7.         RESTATEMENT

           Historically,   the   Company   recognized   the   revenue   relating
consignment-type arrangements on a net commission basis.

           In connection with its review of the current quarter, the Company found that certain consignment-type arrangements were recorded in the first and second quarter of 2000 on a gross basis rather than on a net basis. As a result, the revenues and cost of revenues were overstated for these quarters. Accordingly, the restatement of the financial statements for the first and second quarters of 2000 did not have any impact on the previously reported loss from operations or net loss for those quarters.

           The Company has properly reflected the net commission service revenue relating consignment-type arrangements in the current quarter and has adjusted the year-to-date revenues and cost of revenues in the quarter ended September 30, 2000.

           The items in the financial statements that are affected by the restatement are as follows:


                             for the quarter ended
                             ---------------------

                        3/30/00         3/31/00        6/30/00        6/30/00
                       Previously         AS          Previously         AS
                        Reported       Restated        Reported      Restated

INCOME STATEMENT
--------------------------------------------------------------------------------
    Revenue           $  442,370       $402,743        $327,927        $143,395
    Cost of revenue      228,566        188,939         356,532         172,000
    Net loss          (1,506,958)    (1,506,958)     (1,062,296)     (1,062,296)


                             for the six-months ended
                            ------------------------

                         6/30/00        6/30/00
                       Previously         AS
                        Reported       Restated

INCOME STATEMENT
--------------------------------------------------------------------------------
    Revenue           $  770,297       $546,138
    Cost of revenue      585,098        360,939
    Net loss          (2,569,254)    (2,569,254)

8.         SUBSEQUENT EVENT

           On November 8, 2000, the Company acquired a substantial portion of the assets of ChannelSpace Entertainment, Inc., a Virginia corporation (CSEI") and Discribe, Ltd., ("Discribe") a Canadian corporation wholly owned by CSEI. CSEI and Discribe are converged Internet content providers and producers of affinity portals, including the CollectingChannel.com and the CelticChannel.com websites.

           The consideration paid by the Company for the acquired assets was 7,530,000 unregistered shares of the Company's common stock, and $300,000 worth of the Company's common stock which is to be registered. The Company is in the process of obtaining a valuation of the 7,530,000 unregistered shares.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24  Indemnification of Directors and Officers.

           Article Eleven of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     o for any breach of their duty of loyalty to the corporation or its stockholders, or

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or

     o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

     o for any transaction from which the director derived an improper personal benefit.

           Our Bylaws provide that, to the fullest extent permitted by Delaware General Corporation Law our directors and officers shall be indemnified, and employees and agents may be indemnified, against expenses, including attorneys' fees, judgments, fines, and settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify an director, officer, and agent if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

           In addition, our Bylaws provide that we are required to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by an officer or director provided that we have received a written undertaking by or on his behalf to repay the amount we paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

           Sales Online also maintains director and officer insurance coverage.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of Sales Online pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 25.  Other Expenses of Issuance and Distribution.

           The following table sets forth the various estimated expenses to be incurred by us in connection with the registration of the securities being registered hereby, all of which will be borne by us except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting or tax services or any other expenses incurred by the selling stockholder in disposing of the shares (other than the reasonable fees and expenses of the selling shareholder's counsel).

                SEC Registration Fee            $    100
                Accounting fees and expenses    $  5,000
                Legal fees and expenses         $ 15,000
                Printing fees                   $  1,000
                Transfer agent fees             $    500
                Miscellaneous                   $  1,000
                                                --------
                TOTAL                           $ 22,600

Item 26.  Recent Sales of Unregistered Securities


           (c) (1) During April 1999 the Registrant assigned and surrendered to Hi-Tel Group, Inc. options it held to acquire from Universal Funding, Inc. 100,000, 50,000 and 300,000 shares of the Registrant's own stock, at an exercise price of $.375 per share, at a purchase price of $4.375, $4.625, and $4.725 per share, respectively. The Registrant also assigned and surrendered to Olsen Paine options to purchase from Universal Funding, Inc. 50,000 shares of its common stock, at an exercise price of $.50 a share, at a purchase price of $7.275 per share. The net cash proceeds totaling approximately $2,450,000 have been recorded in cash and paid in capital. Such transaction is exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction was privately negotiated and each purchaser was an accredited and sophisticated investor that represented that it acquired the option to purchase shares for its own account. No public offering or public solicitation was used by the Registrant in the placement of these securities. The shares were received directly from Universal Funding, Inc. upon payment of the exercise price of the option.

           (2) On February 17, 2000, the Registrant issued 75,000 shares of its common stock to Universal Funding, Inc. for payment of certain fees due in connection with the granting to the Registrant of the call option to purchase shares of the Registrant's common stock held by Universal Funding, Inc. and temporary reduction of the call option exercise price. In addition, the Registrant issued 35,000 shares of its common stock to Mark Johnson, an accredited investor and investment consultant for service rendered in connection with the Company's assignment of the call option to purchase its common stock from Universal Funding, Inc. The aggregate value of the stock issued was $140,000. Also, the Company issued 35,000 shares to Leni Herschman, an accredited investor, for marketing and new business development consulting services rendered in the first quarter of 2000. The fair value of the shares issued was $44,800. Such transactions are exempt from registration under Section 4(2) of the Securities Act of 1933. The transactions were privately negotiated and the offerees and purchasers were accredited investors that each represented that it/he acquired the right to purchase shares for its own account. No public offering or public solicitation was used by the Registrant in the placement of these securities.

            (3) In March 2000, the Registrant assigned call options it held to acquire from Universal Funding, Inc. (i) 42,500 shares of the Registrant's common stock, at an exercise price of $.375 per share, to Olsen Paine, for a purchase price per share of $.875 and (ii) 100,000, shares of the Registrant's comon stock, at an exercise price of $.50 per share, to First Union Securities, for a purchase price per share of $.50. The net proceeds to the Registrant were $37,188, and $50,000, respectively. Such transaction is exempt from registration under Section 4(2) of the Securities Act of 1933. The transaction was privately negotiated and each of the offeree and purchaser was an accredited and sophisticated investor that represented that it acquired the option for its own account No public offering or public solicitation was used by the registrant in the placement of these securities. The shares were received directly from Universal Funding, Inc. upon payment of the exercise price of the right.

            (4) On March 23, 2000, the Registrant entered into a Securities Purchase Agreement (the "Agreement"), as amended by the Modification Agreement dated September 19, 2000, whereby the Registrant sold an 8% convertible note in the amount of $3,000,000, due March 31, 2002 to Augustine Fund, L.P. (the "Buyer"). The note is convertible into common stock at a conversion price equal to the lesser of: (1) one hundred ten percent (110%) of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, or (2) seventy-five percent (75%) of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date. In connection with the Agreement, the Registrant also issued warrants to the Buyer and Delano Group Securities, LLC to purchase 300,000 and 100,000 shares of common stock, respectively. The purchase price per share of common stock is equal to one hundred and twenty percent (120%) of the lowest of the closing bid prices for the common stock during the five (5) trading days prior to the closing date. The warrants expire on March 31, 2005. Such transaction is exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. The transaction was privately negotiated and the purchaser was an accredited investor that represented that it acquired the convertible note and warrants for its own account. No public offering or public solicitation was used by the registrant in the placement of these securities.


Item 27.  Exhibits.

2.1 Agreement and Plan of Reorganization dated January 31, 1999 among the Registrant and Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer. (incorporated by reference from Form 8-K-File No. 0-28720, filed March 10, 1999)

3.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Form 10-KSB, filed April 14, 2000)

3.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 10-KSB, filed April 14, 2000)

4.1 Specimen of certificate for Common Stock (incorporated by reference to Exhibit 4.1 to Form SB-2/A filed on December 1, 2000)

4.2 Asset Purchase Agreement dated November 8, 2000 among the Registrant, CSEI and Discribe (incorporated by reference to Exhibit 2.1 to Form 8-K filed on November 22, 2000)

4.3 Registration Rights Agreement dated November 8, 2000 between the Registrant and CSEI (incorporated by reference to Exhibit 10.3 to Form 8-K filed on November 22, 2000)

4.4 Escrow Agreement dated November 8, 2000 among the Registrant, CSEI, and the escrow agent Old Monmouth Stock Transfer Co., Inc. (incorporated by reference to Exhibit 10.2 to Form 8-K filed on November 22, 2000)

5.1 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC regarding the legality of securities*

10.1 Lease Agreement, dated July 26, 1999 between 100 Painters Mill, LLC and the Registrant and First Amendment to Lease Agreement, dated December 31, 1999 (incorporated by reference to Exhibit 10.5 to Form 10-KSB filed on April 14, 2000)

10.2 1999 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Form SB-2/A filed on December 1, 2000)

10.3 1999 Omnibus Share Plan (incorporated by reference to Exhibit 10.3 to Form SB-2/A filed on December 1, 2000)

10.4 Internet Data Center Services Agreement dated July 21, 1999 between the Registrant and Exodus Communications, Inc. (incorporated by reference to Exhibit 10.4 to Form SB-2/A filed on January 31, 2001)

10.5     Securities   Purchase  Agreement  dated  March  23,  2000  between  the
         Registrant  and  Augustine  Fund,  LP.  (incorporated  by  reference to
         Exhibit 10.2 to Form 10-KSB filed on April 14, 2000)

10.6 Convertible Note dated March 23, 2000 issued to Augustine Fund, LP pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit 10.3 to Form 10-KSB filed on April 14, 2000)

10.7 Warrant dated March 23, 2000 issued to Augustine Fund, LP pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit
         10.4 to Form 10-KSB filed on April 14, 2000)

10.8     Registration  Rights  Agreement  (incorporated  by reference to Exhibit
         10.5 to Form 10-KSB filed on April 14, 2000)

10.9 Escrow Agreement dated March 23, 2000 among the Registrant, Augustine Fund, LP and H. Glenn Bagwell, Jr. pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit 10.6 to Form 10-KSB filed on April 14, 2000)

10.10 Warrant issued by the Registrant to Delano Group Securities, LLC (incorporated by reference to Exhibit 10.7 to Form 10-KSB filed on April 14, 2000)

10.11 Modification Agreement dated September 19, 2000 between the Registrant and Augustine Fund, LP (incorporated by reference to Exhibit 4.7 to Form S-3 filed on October 25, 2000)

10.12    Software  License   Agreements  dated  November  8,  2000  between  the
         Registrant and CSEI (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 22, 2000)

16.1 Letter from Guest & Company on change in certifying accountant (incorporated by reference from Form 8-K, filed on April 29, 1999)

16.2 Letter from Stephen P. Higgins, C.P.A. on change in certifying accountants (incorporated by reference from Form 8-K/A, filed on March 31, 2000)

21.1     Subsidiaries of the Company (included in Item I)*

23.1     Consent of Wolf & Company, P.C.*

23.2 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in Exhibit 5.1)

24.1     Power of Attorney, included on signature page

27.1 Financial Data Schedule (incorporated by reference to Exhibit 27.1 to Form SB-2/A filed on December 1, 2000)

27.2 Financial Data Schedule (incorporated by reference to Exhibit 27.2 to Form SB-2/A filed on December 1, 2000)



---------------
* filed herewith

Item 28. Undertakings.

            The undersigned Registrant hereby undertakes:

          (1) To file with the SEC, during any period in which offers or sales are being made in reliance on Rule 415 of the Securities Act, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in such prospectus any facts or events that exist which, individually or together, represent a fundamental change in the information contained in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)To include  any  material  information  with  respect to the plan of distribution.

          (2) For purposes of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered and the offering of such securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

            For determining any liability under the Securities Act, the Registrant hereby undertakes: (1) to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective; and (2) to treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering of the securities.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                                   SIGNATURES


          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Worcester, Massachusetts, on February 6, 2001.


                                               SALES ONLINE DIRECT, INC.


                                               By:  /s/ Gregory Rotman
                                               --------------------------------
                                               Gregory Rotman, President

                        SIGNATURES AND POWERS OF ATTORNEY

          The officers and directors of Sales Online Direct, Inc. whose signatures appear below, hereby constitute and appoint Gregory Rotman as their true and lawful attorney-in-fact and agent, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments of this registration statement on Form SB-2, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitues, shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this amended registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

          Signature             Title                              Date


/s/ Gregory Rotman        Director, President,                February 6, 2001
----------------------    Chief Executive Officer
Gregory Rotman

/s/ Richard Rotman        Director, Chief Financial Officer,  February 6, 2001
----------------------    Vice President, Secretary
Richard Rotman

/s/ John Martin           Director, Vice President            February 6, 2001
----------------------    Chief Technology Officer
John Martin

                          Director
----------------------
Andrew Pilaro

                              SALES ONLINE DIRECT
                          INDEX TO EXHIBITS FILED WITH
                        FORM SB-2 REGISTRATION STATEMENT
Exhibit
Number          Description
------          -----------

2.1 Agreement and Plan of Reorganization dated January 31, 1999 among the Registrant and Gregory Rotman, Richard Rotman, Marc Stengel and Hannah Kramer. (incorporated by reference from Form 8-K-File No. 0-28720, filed March 10, 1999)

3.1             Certificate  of  Incorporation,   as  amended  (incorporated  by
                reference to Exhibit 3.1 to Form 10-KSB, filed April 14, 2000)

3.2             Amended  and  Restated  Bylaws  (incorporated  by  reference  to
                Exhibit 3.2 to Form 10-KSB, filed April 14, 2000)

4.1 Specimen of certificate for Common Stock (incorporated by reference to Exhibit 4.1 to Form SB-2/A filed on December 1,
                2000)

4.2 Asset Purchase Agrement dated November 8, 2000 among the Registrant, CSEI and Discribe (incorporated by reference to Exhibit 2.1 to Form 8-K filed on November 22, 2000)

4.3 Registration Rights Agreement dated November 8, 2000 between the Registrant and CSEI (incorporated by reference to Exhibit 10.3 to Exhibit 10.3 to Form 8-K filed on November 22, 2000)

4.4 Escrow Agreement dated November 8, 2000 among the Registrant, CSEI, and the escrow agent Olde Monmouth Stock Transfer Co., Inc. (incorporated by reference to Exhibit 10.2 to Form 8-K filed on November 22, 2000)


5.1 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC regarding the legality of securities*

10.1 Lease Agreement, dated July 26, 1999 between 100 Painters Mill, LLC and the Registrant and First Amendment to Lease Agreement, dated December 31, 1999 (incorporated by reference to Exhibit
                10.5 to Form 10-KSB filed on April 14, 2000)

10.2            1999 Stock  Option Plan  (incorporated  by  reference to Exhibit
                10.2 to Form SB-2/A filed on December 1, 2000)

10.3            1999 Omnibus  Share Plan  (incorporated  by reference to Exhibit
                10.3 to Form SB-2/A filed on December 1, 2000)

10.4 Internet Data Center Services Agreement dated July 21, 1999 between the Registrant and Exodus Communications, Inc.(incorporated by reference to Exhibit 10.4 to Form SB-2/A filed on January 31, 2001)

10.5 Securities Purchase Agreement dated March 23, 2000 between the Registrant and Augustine Fund, LP. (incorporated by reference to
                Exhibit 10.2 to Form 10-KSB filed on April 14, 2000)

10.6 Convertible Note dated March 23, 2000 issued to Augustine Fund, LP pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit 10.3 to Form 10-KSB filed on April 14,
                2000)

10.7 Warrant dated March 23, 2000 issued to Augustine Fund, LP pursuant to Securities Purchase Agreement (incorporated by reference to Exhibit 10.4 to Form 10-KSB filed on April 14,
                2000)

10.8            Registration  Rights  Agreement  (incorporated  by  reference to
                Exhibit 10.5 to Form 10-KSB filed on April 14, 2000)

10.9            Escrow  Agreement  dated  March 23,  2000 among the  Registrant,
                Augustine Fund, LP and H. Glenn Bagwell, Jr. pursuant to Securities Purchase Agreement (incorporated by reference to
                Exhibit 10.6 to Form 10-KSB filed on April 14, 2000)

10.10 Warrant issued by the Registrant to Delano Group Securities, LLC (incorporated by reference to Exhibit 10.7 to Form 10-KSB filed on April 14, 2000)

10.11 Modification Agreement dated September 19, 2000 between the Registrant and Augustine Fund, LP (incorporated by reference to
                Exhibit 4.7 to Form S-3 filed on October 25, 2000)

10.12 Software License Agreements dated November 8, 2000 between the Registrant and CSEI (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 22, 2000)


16.1 Letter from Guest & Company on change in certifying accountant (incorporated by reference from Form 8-K, filed on April 29,
                1999)

16.2 Letter from Stephen P. Higgins, C.P.A. on change in certifying accountants (incorporated by reference from Form 8-K/A, filed on March 31, 2000)

21.1            Subsidiaries of the Company (included in Item I)*

23.1            Consent of Wolf & Company, P.C.*

23.2 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in Exhibit 5.1)

24.1            Power of Attorney,  included on Signature Page

27.1            Financial  Data Schedule  (incorporated  by reference to Exhibit
                27.1 to Form SB-2/A filed on December 1, 2000)

27.2            Financial  Data Schedule  (incorporated  by reference to Exhibit
                27.2 to Form SB-2/A filed on December 1, 2000)